Filed Pursuant to Rule 424(b)(3)
File Numbers [333-181361]

PROSPECTUS SUPPLEMENT NO. 2

ASSURED PHARMACY, INC.

2,292,067 shares of Common Stock

Prospectus Supplement No. 2
to Prospectus dated July 2, 2013

This Prospectus Supplement No. 2 supplements and amends our Prospectus dated July 2, 2013 as supplemented by Prospectus Supplement No. 1, dated August 23, 2013.

This Prospectus Supplement No. 2 contains our Quarterly Report, on Form 10-Q for the fiscal quarter ended September 30, 2013, we filed with the Securities and Exchange Commission on November 14, 2013.  This Prospectus Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the Prospectus and any supplements or amendments thereto.  This Prospectus Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 2 updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

Our Common Stock is quoted on the OTC:QB electronic quotation system under the symbol “APHY”. The last reported sale price of our Common Stock on November 15, 2013 was $0.25 per share.

See the “Risk Factors” section beginning on page 5 of the Prospectus for a discussion of certain risks that you should consider before investing in our securities.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is November 18, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2013.
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                        to __________.

Commission File Number:  001-35735

Assured Pharmacy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	98-0233878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5600 Tennyson Parkway, Suite 390, Plano, Texas 75024
(Address of principal executive offices) (Zip Code)

(972) 473-4033
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date:

Class	Outstanding at November 7, 2013

Common Stock, $0.001 par value	6,786,162

Form 10-Q
Assured Pharmacy, Inc.
September 30, 2013
(Unaudited)

Part I – Financial Information

Item 1 - Financial Statements.

Assured Pharmacy, Inc.
CONDENSED Consolidated Balance Sheets
SEPTEMBER 30, 2013 and DECEMBER 31, 2012

	September 30,	December 31,
	2013	2012
	(Unaudited)

ASSETS

Current Assets
Cash	$6,610	$21,298
Accounts receivable, net	263,501	333,687
Inventories	266,519	198,778
Prepaid and other current assets	383,815	135,021
Assets of discontinued operations	26,022	566,799
Total current assets	946,467	1,255,583

Other receivables, net	13,808	13,808
Property and equipment, net	77,278	45,743
Assets of discontinued operations, net	140,601	906,364

TOTAL ASSETS	$1,178,154	$2,221,498

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	2,335,183	2,194,377
Liabilities of discontinued operations	180,012	2,655,303
Unsecured convertible debentures, net of discount	2,308,333	1,661,408
Unsecured convertible debentures, related party, net of discount	546,091	509,106
Notes payable	4,038,982	547,510
Notes payable to related parties	877,000	-
Total current liabilities	10,285,601	7,567,704

Notes payable to related parties, net of current portion	-	447,000
Unsecured convertible debentures, net of current portion and discount	-	419,262
Warrant liability	289,125	274,605
TOTAL LIABILITIES	10,574,726	8,708,571

Commitments and Contingencies (see Note 7)

Stockholders' Deficit
Preferred stock; par value $0.001 per share; 5,000,000 shares authorized, 2,830 shares designated to Series A convertible, 7,745 shares designated to Series B convertible,
813 shares designated to Series C convertible

Series A convertible preferred stock; par value $0.001 per share; 2,830
shares authorized, 1,466 and 1,406 issued and outstanding, respectively	1	1

Series C convertible preferred stock; par value $0.001 per share; 813
shares authorized, 813 and 813 issued and outstanding, respectively	1	1

Series B convertible preferred stock; par value $0.001 per share; 7,745
shares authorized, 5,124 and 5,384 issued and outstanding, respectively	5	5

Common stock; par value $0.001 per share; 35,000,000 shares authorized,
6,786,162 and 4,476,846 issued and outstanding, respectively	6,787	4,477

Additional paid-in capital, net	37,478,342	36,572,314

Accumulated deficit	(46,881,708)	(43,063,871)

Stockholders' deficit	(9,396,572)	(6,487,073)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,178,154	$2,221,498

See accompanying notes to these consolidated financial statements.

Assured Pharmacy, Inc.
CONDENSED Consolidated Statements of Operations
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Sales	$926,551	$1,494,718	$4,000,052	$4,091,006

Cost of sales	708,885	1,102,027	3,087,233	3,106,716

Gross profit	217,666	392,691	912,819	984,290

Operating expenses
Salaries and related expenses	445,426	469,328	1,479,757	1,340,922
Selling, general and administrative	303,938	573,602	1,623,642	1,768,973
Total operating expenses	749,364	1,042,930	3,103,399	3,109,895

Loss from continuing operations	(531,698)	(650,239)	(2,190,580)	(2,125,605)

Other expenses
Interest expense, net	311,855	330,274	893,873	1,033,250
(Gain) or loss on change in fair value of warrant liability	(123,049)	377,430	(261,380)	275,350
Loss on change in fair value of forward contract liability	-	-	97,632	-
Loss on extinguishment of debt	-	90,205	-	90,205
Total other expenses and income	188,806	797,909	730,125	1,398,805
Net loss from continuing operations before income tax	(720,504)	(1,448,148)	(2,920,705)	(3,524,410)
Income expense (benefit)	40,880	(17,549)	313,997	18
Net loss from continuing operations, net of tax	(761,384)	(1,430,599)	(3,234,702)	(3,524,428)

Discontinued operations:
Gain or (loss) from operations of discontinued pharmacies, net of tax	(75,921)	32,590	(583,138)	(33)
Net loss	$(837,305)	$(1,398,009)	$(3,817,840)	$(3,524,461)

See accompanying notes to these consolidated financial statements.

Assured Pharmacy, Inc.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 and 2012
(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,817,840)	$(3,524,461)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	29,756	24,231
Amortization of debt issuance costs	29,515	106,953
Amortization of discount on debt	264,648	548,827
Stock based compensation	540,872	808,651
Issuance of common stock in lieu of debenture interest	45,467	-
Provision (recovery) for accounts receivable doubtful accounts	(7,516)	26,740
Provision for other receivables doubtful accounts	(80,609)	(105,087)
Impairment of goodwill	697,766	-
Loss on extinguishment of debentures and notes	-	90,205
Loss on sale of property and equipment	1,028	-
Loss on change in fair value of forward contract	97,632	-
(Gain) or loss on change in fair value of warrant liability	(261,380)	275,350

Changes in operating assets and liabilities:
Accounts receivable	404,490	(63,883)
Inventories	143,686	185,781
Prepaid expenses and other current assets	(109,187)	(68,406)
Other receivables	132,936	177,768
Accounts payable and accrued liabilities	659,827	1,108,260

Net cash used in operating activities	(1,228,909)	(409,071)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(47,649)	(21,285)
Sale of property and equipment	1,000	-
Net cash used in investing activities	(46,649)	(21,285)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from issuance of common stock	860,000	-
Proceeds from issuance of Series A preferred stock	60,000	-
Payment of issuance costs for common stock	(45,810)	-
Repayment of notes payable	(43,320)	(37,875)
Proceeds from issuance of convertible debentures	-	350,400
Proceeds from issuance of notes payable to related party	400,000	-
Payment of issuance costs for convertible debentures	-	(40,000)
Proceeds from advances on shareholder revolving note	270,500	186,500
Repayment of advances on shareholder revolving note	(240,500)	(45,820)
Net cash provided by financing activities	1,260,870	413,205

Net decrease in cash	(14,688)	(17,151)

Cash at beginning of period	21,298	23,316

Cash at end of period	$6, 610	$6,165

See accompanying notes to these consolidated financial statements.

Assured Pharmacy, Inc.
Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.           BASIS OF PRESENTATION AND PLAN OF OPERATIONS

The unaudited condensed interim consolidated financial statements as of and for the nine months ended  September 30, 2013 and 2012 have been prepared by Assured Pharmacy, Inc. (the “Company”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting.  These consolidated statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary for a fair statement for the periods presented.  The year-end consolidated data was derived from audited financial statements but does not include all disclosures required by GAAP.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. The results of operations for the nine months ended September 30, 2013 are not necessarily indicative of the results to be expected for the full fiscal year.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto included in the audited annual financial statements for the year ended December 31, 2012 filed as part of the Company’s Annual Report on Form 10-K on April 1, 2013.

Going Concern Considerations

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.  As of September 30, 2013, the Company had an accumulated deficit of approximately $46.9 million and recurring losses from operations. The Company also had negative working capital of approximately $9.3 million and debt with maturities in the year ended December 31, 2013 in the amount of approximately $6.7 million as of September 30, 2013.

The Company intends to fund operations through raising additional capital through debt financing and equity issuances, increased sales on our remaining pharmacies, increased collection activity on past due other receivable balances and reduced expenses, which may be insufficient to fund its capital expenditures, working capital or other cash requirements for the year ending December 31, 2013.  In August 2013, management decided to close two pharmacies in order to reduce overall fixed pharmacy costs by 50% and concentrate our limited working capital to support the operations of the two remaining pharmacies we believe have the best prospects.  Management considered several factors in determining which two pharmacies to close, including historical financial performance, regulatory costs, current sales prospects, geographic and physical location and strength of existing physician relationships.  After consideration of these factors, management closed our Gresham and Riverside pharmacies on August 5, 2013 and August 8, 2013, respectively.  The Company is in negotiations with current debt holders to restructure and extend payment terms of the existing short term debt.  The Company is seeking additional funds to finance its immediate and long-term operations. The successful outcome of future financing activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

In response to these financial issues, management has taken the following actions:

●	The Company is seeking to renegotiate existing debt.

●	The Company is seeking investment capital.

●	The Company is aggressively increasing collection activity on past due other receivable balances (included in assets of discontinued operations, net on the consolidated balance sheets as of September 30, 2013 and December 31, 2012).

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company's consolidated financial statements. Such financial statements and accompanying notes are the representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States (“U.S. GAAP”) in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Significant estimates and assumptions involved include the collectability of accounts receivable, accounting for stock based compensation and other stock based payments, convertible debt issuances, the valuation of the deferred tax asset, inventory, warrant liability and long-lived asset valuation (including goodwill).  Actual results could materially differ from these estimates.

Risks and Uncertainties

The Company operates in a highly competitive industry that is subject to intense competition. The Company faces risks and uncertainties relating to its ability to successfully implement its business strategy. Among other things, these risks include the ability to develop and sustain revenue growth; managing and expanding operations; competition; attracting, retaining and motivating qualified personnel; maintaining and developing new strategic relationships; and the ability to anticipate and adapt to the changing markets and any changes in government regulations.

As a result, the Company may be subject to the risk of delays in obtaining (or failing to obtain) regulatory clearance and other uncertainties, including financial, operational, technological, regulatory and other risks associated with an emerging business, including the risk of business failure.

The Company's pharmacies are subject to licensing and regulation by the health, sanitation, safety, building and fire agencies in the state or municipality where located. Difficulties or failures in obtaining or maintaining the required licensing and/or approvals could prevent the continued operations of such pharmacies. Management believes that the Company is operating in compliance with all applicable laws and regulations.

Discontinued Operations

Discontinued operations include our Gresham and Riverside pharmacies that were closed in August 2013 due to our Company’s financial condition. Management considered several factors in determining which two pharmacies to close, including historical financial performance, regulatory costs, current sales prospects, geographic and physical location and strength of existing physician relationships.  After consideration of these factors, management closed our Gresham and Riverside.  These closures met the discontinued operations criteria, and according is included in discontinued operations for all periods presented.

Stock-based Compensation

The Company issues options and restricted shares of common stock to employees and consultants.  Stock option and restricted share awards are granted at the fair market value of the Company's common stock on the date of grant.

The Company applies the fair value recognition provisions of ASC 718 “Compensation – Stock Compensation,” for stock compensation transactions.  This requires companies to measure and recognize compensation expense for all share-based payments at fair value. The total applicable compensation cost is amortized on a straight-line basis over the requisite service period, which is generally the vesting period.

For the nine months ended September 30, 2013 and 2012, the Company recognized $540,872 and $808,651 respectively, in compensation expense which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Fair Values of Financial Instruments

Management believes that the carrying amounts of the Company's financial instruments, consisting primarily of cash, accounts receivable, accounts payable and accrued expenses approximated their fair values at September 30, 2013 and December 31, 2012, due to their short-term nature.

The Company measures certain financial liabilities (warrant liability and forward contract liability) at fair value on a recurring basis. The Company follows a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to measurements involving significant unobservable inputs (Level 3). The three levels of the fair value hierarchy are as follows:

Level 1	Measurements are quoted prices (unadjusted) in active markets for identical assets or liabilities that the company has the ability to access at the measurement date.

Level 2	Measurements are inputs other than quoted prices included in Level 1 that are observable either directly or indirectly.

Level 3	Measurements are unobservable inputs.

The fair value of the warrant liability of $289,125 as of September 30, 2013 and $274,605 as of December 31, 2012, respectively, was measured using Level 3 measurements.

Management also believes that the September 30, 2013 and December 31, 2012 interest rates associated with the notes payable approximates the market interest rates for these types of debt instruments and as such, the carrying amount of the notes payable approximates their fair value.

Common Stock Warrant Liability

The Company accounts for its common stock warrants under ASC 480, “Distinguishing Liabilities from Equity,” which requires any financial instrument, other than an outstanding share, that, at inception, embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such and obligation, and it requires or may require the issuer to settle the obligation by transferring assets, would qualify for classification as a liability. The guidance required the Company’s outstanding warrants from convertible debenture private placements in the nine months ended September 30, 2013 and in the years ended December 31, 2012 to be classified as liabilities and to be fair valued at each reporting period, with the changes in fair value recognized as a change in fair value of warranty liability in the Company’s consolidated statements of operations.  Specifically, the warrants issued in connection with convertible debenture private placements in during the fiscal year 2012 and 2011 and  warrants issued in connection with common stock private placements during the nine months ended September 30, 2013, grant the warrant holder certain anti-dilution protection which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Upon exercise or expiration of the warrant, the fair value of the warrant at that time will be reclassified to equity from a liability.  The following table is a summary of the warrant liability activity measured at fair value using Level 3 inputs:

Warrant Liability

Balance at December 31, 2012	$274,605

Granted	275,900
Cancelled, forfeited or expired
Change in fair value of common stock warrants	(261,380)

Balance at September 30, 2013 (unaudited)	$289,125

Forward contracts

As part of the 2013 private placement of common stock, the Company also agreed that the 38,462 shares of common stock included in the units is subject to increase and the $0.65 per share value is subject to decrease, in each case based on the level of the Company’s consolidated net revenues that are derived during our 2013 fiscal year (the “Make-Whole Adjustments”) (see Note 4 Common Stock for further details).  The Company separately valued the forward contracts using Level 3 inputs.  The fair value of the forward contracts of $330,763 was recorded as a liability and is included in accounts payable and accrued expenses on the Consolidated Balance Sheet as of September 30, 2013.   The following table is a summary of the warrant liability activity measured at fair value using Level 3 inputs:

Forward Contract Liability

Balance at December 31, 2012	$-

Granted	233,131
Cancelled, forfeited or expired
Change in fair value of forward contracts	97,632

Balance at September 30, 2013 (unaudited)	$330,763

Goodwill

Goodwill represents the excess purchase price of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed.  The Company’s goodwill relates to its acquisition of the 49% interest in API.  The Company reviews goodwill for impairment at least annually.  The annual impairment test for goodwill is a two-step process and involves comparing the estimated fair value of each reporting unit to the reporting unit’s carrying value, including goodwill.  If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired, and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss to be recorded, if any. The Company estimated the API’s fair value based on the income approach.  The Company conducts its’ annual impairment tests in December of each year.

In August 2013, as part of our strategic re-evaluation, the Company closed the pharmacy.  Accordingly, as a result of this triggering event, the Company’s goodwill of $697,766 associated with the API pharmacies acquisition in 2006 was determined to be impaired.  The Company recorded goodwill impairment expense of $697,766 which is included in the loss from discontinued operations in the Consolidated Statement of Operations in the nine months ended September 30, 2013. (see Note 11 Discontinued Operations for further details).

3.           NOTES PAYABLE AND UNSECURED CONVERTIBLE DEBENTURES

The table below summarizes the Company’s notes payable and unsecured convertible debentures as of September 30, 2013.

	Related Party	Unrelated	Total

Secured debt	$-	$3,796,110	$3,796,110
Revolving credit facilities	477,000	-	477,000
Other notes and debt	400,000	242,872	642,872
Total notes payable	$877,000	$4,038,982	$4,915,982

Unsecured convertible
debentures, net of discount	$546,091	$2,308,333	$2,854,424

Total debt, net	$1,423,091	$6,347,315	$7,770,406

Unsecured Debt

2010 Issuances

In April 2010, we entered into a secured loan agreement with an accredited investor in a private placement. Under the terms of this agreement, the Company received a loan of $250,000 at an interest rate of 12% per annum, with interest payable in advance with the principal due in April 2011 at maturity.  In June 2011, the outstanding principal loan balance of $250,000 was converted into a 16.0% senior convertible debenture through a private placement for an aggregate principal amount of $250,000, which matured in June 2012. A consent and waiver was obtained from the majority of the Series A Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders, as required in the certificate of designation. The debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.26 per share for a total of 198,413 common shares on an as converted basis, subject to adjustment for stock dividends, stock splits and related distributions. In June 2012, the agreement was amended and the maturity date of the debenture was extended to June 22, 2013.  In September 2012, the investor consented to a partial anti-dilution adjustment in conversion price per share to $0.90 per share in the event of the minimum offering being achieved in a private placement of common stock and warrants.  In February 2013, the minimum offering was achieved resulting in an adjusted conversion price of $0.90 per share for a total of 277,778 common shares on an as converted basis, subject to adjustment for stock dividends, stock splits and related distributions (see Note 4 for further details).

As part of the private placement, the investor received a warrant to purchase 238,095 shares of the Company’s common stock.  The warrant is exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment for stock dividends, stock splits and related distributions.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject to certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the fair value of the stock warrants is classified as a warrant liability on the accompanying consolidated balance sheets.  As part of the June 2012 amendment, the exercise period of the warrants was extended from three years to five years.

The Company separately valued the embedded beneficial conversion feature present in convertible securities as the difference, as of the commitment date, between the effective conversion price of the convertible security and the fair value of the common stock underlying the convertible security. The embedded beneficial conversion feature was valued at $50,448 separately, and was recognized by allocating to additional paid-in capital and discount on debt.

The total gross discount on the debenture issuance was $152,483, which will be amortized on a straight line basis over the twelve (12) month term of the loan. The effective interest rate on the debenture was calculated as 79.6%. There are no financial covenants that the Company is required to maintain.

In July 2010, we completed a sale in a private placement to an accredited, related party investor affiliated with Mosaic Private Equity Fund (U.S.), L.P. (“MPE”), Mosaic Financial Services, LLC (“MFS”) and Mosaic Private Equity (III), Ltd., (“MPE III”), (collectively “Mosaic”), a related party (see Note 7 for further details), for a 10.0% convertible debenture for an aggregate principal amount of $500,000 (before deducting expenses and fees related to the private placement) due in July 2012.  A consent and waiver was obtained from the majority of the Series A and C Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders, as required in the certificate of designation. The debentures are convertible into shares of the Company’s Series A Preferred at an initial conversion price of $1,000 per share and subject to adjustments, and each share of Series A Preferred is convertible into 695 shares of the Company’s common stock for a total of 347,500 common shares on an as converted basis.  Interest on the note is payable quarterly and is calculated based on the higher of the average stock price for the five (5) prior trading days or $1.80 per common share.  In July 2012, the Company entered into an Amendment to the debenture agreement, in which the term of the loan was modified and extended for a period of one year by mutual consent.  As consideration for the extension, the interest rate for the debenture was increased from 10.0% to 16.0%.  In September 2012, the holders of a majority of the Series A and C Preferred stock consented to a partial anti-dilution adjustment in conversion price per share to $0.90 per share in the event of the minimum offering being achieved in a private placement of common stock and warrants.  In February 2013, the minimum offering was achieved resulting in an adjusted conversion price of $0.90 per share for a total of 555,556 common shares on an as converted basis, subject to adjustment for stock dividends, stock splits and related distributions (see Note 4 for further details).

The Company separately valued the embedded beneficial conversion feature present in convertible securities as the difference, as of the commitment date, between the effective conversion price of the convertible security and the fair value of the common stock underlying the convertible security. The embedded beneficial conversion feature was valued at $93,750 separately, and was recognized by allocating to additional paid-in capital and discount on debt. There are no financial covenants that the Company is required to maintain.

In December 2010, the Company completed a sale in a private placement to an accredited investor for a 12.5% senior convertible debenture for an aggregate principal amount of $300,000 (before deducting expenses and fees related to the private placement) with periodic redemptions of $150,000 due in December 2011 and March 2012, plus any unpaid interest. The Company has the option to pay all or part of the December 2011 periodic redemptions with shares of the Company’s common stock, subject to certain Equity Conditions, as defined in the loan agreement.  These Equity Conditions include, among others, the Company’s compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  A consent and waiver was obtained from the majority of the Series A Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders as required in the certificate of designation. The debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.44 per share for a total of 208,334 common shares on an as converted basis, subject to adjustment.

As part of the private placement, the investor received a warrant to purchase 250,000 shares of the Company’s common stock.  The warrant is exercisable for a period of three years from the date of issuance at an initial exercise price of $1.73, subject to adjustment.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants were classified as a warrant liability.

The Company separately valued the embedded beneficial conversion feature present in convertible securities as the difference, as of the commitment date, between the amount allocated to the convertible debenture and the fair value of the common stock underlying the convertible security. The embedded beneficial conversion feature was valued at $52,014 separately, and was recognized by allocating to additional paid-in capital and discount on debt.

The total gross discount on the debenture issuance was $190,277, which will be amortized on a straight line basis over the fifteen (15) month term of the loan.  The effective interest rate on the loan was calculated as 68.4%. There are no financial covenants that the Company is required to maintain.

2011 Issuances

In May 2011, the existing $300,000 convertible debenture and related warrants were cancelled and exchanged for a 16.0% senior convertible debenture due December 1, 2012 in a private placement. Interest expense for the year ended December 31, 2011 was $57,441 which is comprised of $9,247 in cash interest at the stated rate, $37,555 in amortization of discount and $10,639 in amortization of debt issuance cost.  As a result of the transaction, the Company recognized a loss on extinguishment of debt of $16,923.

During the year ended December 31, 2011, the Company completed sales through private placements to accredited investors of 16.0% senior convertible debentures for an aggregate principal amount of $1,865,384 (before deducting expenses and fees related to the private placements). The proceeds from the private placements included the cancellation of a $300,000 convertible debenture and related warrants resulting in cash gross proceeds of an aggregate of $1,565,384 from these private placements. The Company incurred an aggregate total of $222,543 in cash fees and expenses related to the private placements resulting in cash net proceeds of an aggregate of $1,342,841 from the private placements. The debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.26 per share for an aggregate total of 1,480,469 common shares on an as converted basis, subject to adjustment.  A consent and waiver was obtained from the majority of the Series A and C Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders as required in the certificate of designation.  From September 2012 through February 2013, all of the investors in 2011 private placements consented to a partial anti-dilution adjustment in conversion price per share to $0.90 per share in the event of the minimum offering being achieved in a private placement of common stock and warrants.  In February 2013, the minimum offering was achieved resulting in an adjusted conversion price of $0.90 per share for a total of 2,072,654 common shares on an as converted basis, subject to adjustment for stock dividends, stock splits and related distributions (see Note 4 for further details).

The debenture maturity dates ranged  from December 2012 to May 2013 with two periodic redemptions of twenty-five percent (25%) of the original principal amount, plus any unpaid interest and a final redemption of fifty percent (50%) of the original principal amount plus any unpaid interest due at maturity. The Company had the option to pay all or part of the initial twenty-five percent (25%) redemption amount due with shares of the Company’s common stock, subject to certain Equity Conditions, as defined in the loan agreement.  These Equity Conditions include, among others, the Company’s compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.

In June and July 2012, six debenture holders entered into amendment agreements to extend the periodic redemption dates and maturity dates for an aggregate of $665,384 in debentures by one year.  The Company evaluated the modifications by computing the discounted cash flows of the existing loan and comparing them to the discounted cash flows of the changed loan.  If the difference in the present value between the existing loan and the changed loan was 10% or greater, then the loan is substantially different which requires extinguishment accounting treatment. As a result of the modification of the debenture terms, the Company recognized a loss on extinguishment of debt of $75,585 related to the June and July 2012 amendments.

In September 2012, a holder of three debentures entered into an amendment agreement to extend the periodic redemption dates and maturity dates of an aggregate total of $700,000 in debentures. The extended periodic redemptions of $175,000 were due in June 2013 and September 2013 with $350,000 plus any accrued interest is due at maturity on December 1, 2013. As a result of the modification of the debenture terms, the Company recognized a loss on extinguishment of debt of $14,620.

Due to our current financial condition, we did not make the periodic redemption payments of $125,000 due on June 1, 2012 and September 1, 2012 and the final payment due of $250,000 on or before December 1, 2012 to three convertible debenture holders that did not extend.  Upon default, amounts owed become immediately payable to the debenture holder upon issuance of a notice of default.  All of the debenture holders have issued a notice of default relating to our failure to make the periodic redemption payments on June 1, 2012 or September 1, 2012 and the final payment of $250,000 due on December 1, 2012 under the debenture agreement.  Amounts are listed as current at September 30, 2013 and December 31, 2012.

The table below summarizes the debenture obligations related to the 2011 private placements as of September 30, 2013:

Debenture Maturity Date	Periodic Redemption Dates		Principal Amount	Periodic Redemption Amounts	Due at Maturity

December 2012	June 2012	September 2012	$500,000	$125,000	$250,000
December 2013	June 2013	September 2013	700,000	175,000	350,000
January 2014	July 2013	October 2013	25,000	6,250	12,500
May 2014	November 2013	February 2014	640,384	160,096	320,192
			$1,865,384	$466,346	$932,692

As part of the 2011 private placements, the investors received warrants to purchase an aggregate of 1,776,560 shares of the Company’s common stock.  The warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject to certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the fair value of the stock warrants is classified as a warrant liability on the accompanying consolidated balance sheets.  As part of the June, July, and September amendments, the exercise period of warrants to purchase an aggregate of 1,300,368 shares of the Company’s common stock was increased from three years to five years.

The Company recorded the transactions by first allocating the fair value of the warrants of $537,154 to warrant liability and discount on debt (see Note 5 Stock Warrants for further details). The Company then separately valued the embedded beneficial conversion feature present in convertible securities as the difference, as of the commitment date, between the amount allocated to the convertible debenture and the fair value of the common stock underlying the convertible security. The embedded beneficial conversion feature was valued at $287,429 separately, and was recognized by allocating to additional paid-in capital and discount on debt.

The total gross discount on the debenture issuance was $824,584, which will be amortized on a straight line basis over the respective term of the debentures.  The weighted average effective interest rate was calculated as 55.0%. There are no financial covenants that the Company is required to maintain.

As a result of the June, July and September modifications, the Company recorded the transactions by first allocating the fair value of the warrants of $396,186 to warrant liability and discount on debt (see Note 5 Stock Warrants for further details). The Company then separately determined if an embedded beneficial conversion feature was present by comparing the difference, as of the commitment date, between the amount allocated to the convertible debenture and the fair value of the common stock underlying the convertible security which did not result in a beneficial conversion feature.  The gross discount on the debentures of $396,186 will be amortized over the respective term of the debentures.  The new weighted average effective interest rate was calculated as 47.3%. There are no financial covenants that the Company is required to maintain.

2012 Issuances

In January 2012, the Company completed a sale in a private placement to an accredited investor for a 16.0% senior convertible debenture due May 30, 2012 for an aggregate principal amount of $50,400 (before deducting expenses and fees related to the private placement) with periodic redemptions of $12,600 due in November 2012 and February 2013, plus any unpaid interest. The Company has the option to pay all or part of the November 2012 periodic redemptions with shares of the Company’s common stock, subject to certain Equity Conditions, as defined in the loan agreement.  These Equity Conditions include, among others, the Company’s compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  A consent and waiver was obtained from the majority of the Series A Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders as required in the certificate of designation. The debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.26 per share for a total of 40,000 common shares on an as converted basis, subject to adjustment.  In June 2012, the Company entered into an amendment of the convertible debenture agreement, in which the term of the loan was modified and extended by one year.   In September 2012, the investor consented to a partial anti-dilution adjustment in conversion price per share to $0.90 per share in the event of the minimum offering being achieved in a private placement of common stock and warrants.  In February 2013, the minimum offering was achieved resulting in an adjusted conversion price of $0.90 per share for a total of 56,000 common shares on an as converted basis, subject to adjustment for stock dividends, stock splits and related distributions (see Note 4 for further details).

As part of the private placement, the investor received a warrant to purchase 48,000 shares of the Company’s common stock.  The warrant is exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject to certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheet as of September 30, 2013 and December 31, 2012.  As part of the June 2012 amendment, the Company extended the exercise term of the warrants to five years.

The gross discount on the debenture issuance was $6,741, which is amortized on a straight line basis over the seventeen (17) month term of the loan. The effective interest rate on the debenture was initially calculated as 25.5%.  As a result of the modification of the terms of the debenture, a new effective interest rate was calculated as 21.6%.  There are no financial covenants that the Company is required to maintain.

In July 2012, the Company completed a sale in a private placement to an accredited investor for a 16.0% senior convertible debenture for an aggregate principal amount of $300,000 (before deducting expenses and fees related to the private placement) due in December 2013 with periodic redemptions of $75,000 due in June 2013 and September 2013, plus any unpaid interest. The Company has the option to pay all or part of the June 2013 periodic redemptions with shares of the Company’s common stock, subject to certain Equity Conditions, as defined in the loan agreement.  These Equity Conditions include, among others, the Company’s compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  A consent and waiver was obtained from the majority of the Series A and C Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders as required in the certificate of designation. The debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.26 per share for a total of 238,096 common shares on an as converted basis, subject to adjustment.  In September 2012 and February 2013, the investor consented to a partial anti-dilution adjustment in conversion price per share to $0.90 per share in the event of the minimum offering being achieved in a private placement of common stock and warrants.  In February 2013, the minimum offering was achieved resulting in an adjusted conversion price of $0.90 per share for a total of 333,334 common shares on an as converted basis, subject to adjustment for stock dividends, stock splits and related distributions (see Note 4 for further details).

As part of the private placement, the investor received a warrant to purchase 285,716 shares of the Company’s common stock.  The warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject to certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share. Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheet as of September 30, 2013 and December 31, 2012.

The gross discount on the debenture issuance was $108,838, which will be amortized on a straight line basis over the seventeen (17) month term of the loan.  The effective interest rate on the debenture was calculated as 52.8%. There are no financial covenants that the Company is required to maintain.

 The table below summarizes unsecured convertible debentures and related debt discounts as of September 30, 2013:

	Related Party	Unrelated	Total

Current	$550,400	$2,415,384	$2,965,784
Non-current	-	-	-

Total	$550,400	$2,415,384	$2,965,784

Less unamortized debt discount	(4,309)	(107,051)	(111,360)

	$546,091	$2,308,333	$2,854,424

The carrying value of the unsecured debentures is presented, net of total unamortized discount of $111,360 as of September 30, 2013.   Amortization of the debt discount was recorded as interest expense which is calculated on a straight line basis over the life of the loan, which approximates the effective interest method.

Interest expense related to the unsecured convertible debentures for the nine months ended September 30, 2013 and 2012 was $658,893 and $967,691, respectively.

As of January 25, 2013, all of the convertible debenture holders consented to the acceptance of a partial ratchet anti- dilution adjustment of $0.90 per common share.   In February 2013, the Company achieved the minimum offering required in the private placement resulting in an increase of an aggregate of 990,844 common shares upon conversion of all convertible notes.

Secured Debt

In September 2010, the Company entered into a secured loan agreement with our primary wholesaler. Under the terms of this agreement, the Company received a two (2) year loan of $400,000 with an adjustable interest rate of prime plus 3.00% per annum, with interest payable monthly. Monthly payment requirements are $5,000 per month for eight consecutive months, followed by eight consecutive monthly principal reductions of $10,000, followed by seven consecutive monthly principal reductions of $15,000, with remaining principal and interest due September 1, 2012. The proceeds from the note were simultaneously exchanged for $400,000 in outstanding vendor invoices. The note is secured by all of the assets of the Company and its subsidiaries through UCC-1 filings.  This loan was subsequently refinanced in February 2013.

In February 2013, the Company entered into a secured loan agreement with our primary wholesaler. Under the terms of this agreement, the Company received a one (1) year loan of $3,828,527 with an interest rate of 6.25% per annum, with interest payable monthly. Monthly payment requirements are $27,000 per month for four consecutive months, followed by four consecutive monthly payments of $37,000, followed by three consecutive monthly payments of $42,000, with remaining principal and interest due February 1, 2014. The proceeds from the note were simultaneously exchanged for $3,534,793 in outstanding vendor invoices and $293,734 in a secured note payable with the same primary wholesaler. The note is secured by all of the assets of the Company and its subsidiaries through UCC-1 filings.  The secured loan was subsequently extended with monthly payment requirements of $42,000, with remaining principal and interest due February 1, 2016.  Due to our financial condition, we have been unable to make the scheduled payments beginning with the July 1, 2013 payment due.  Management is attempting to renegotiate the payment terms of the agreement, but no can provide no assurances that the negotiations will be successful.

As of September 30, 2013, the outstanding principal balance on the note was $3,796,110.

Revolving Credit Facilities

Brockington Securities, Inc. - Revolver

In March 2009, the Company entered into a Revolving Line of Credit Agreement with Brockington Securities Inc., a related party, for a credit limit of $300,000 with a term of one year bearing interest of 12.0% per annum. Under the terms of the agreement, the Company could request for advance from time to time, provided, however, any requested advance will not, when added to the outstanding principal advanced of all previous advances, exceed the credit limit. The Company could repay accrued interest and principal at any time, however no partial repayment would relieve the Company of the obligation of the entire unpaid principal together with any accrued interest and other unpaid charges.  There are no financial covenants that the Company is required to maintain.

The agreement has been subsequently extended. The latest extension occurred in July 2012, pursuant to a Modification and Extension Agreement to the Revolving Line of Credit Agreement dated March 10, 2009, in which the term of the loan was modified and the maturity date of the loan was extended to June 30, 2014 by mutual consent.  All additional terms of the loan remain unchanged and the Company was not in violation of any provisions of the loan agreement.

In November 2012, the Company entered into a Modification Agreement to the Revolving Line of Credit Agreement dated March 10, 2009, in which the credit limit was modified and increased from $300,000 to $500,000.

As of September 30, 2013, the outstanding balance on the revolving line was $477,000 with remaining availability of $23,000.

Other Notes and Debt

TPG, L.L.C. Agreement

On December 15, 2006, the Company entered into a Share Purchase Agreement (the “Share Agreement”) with TPG pursuant to which the Company purchased 49 shares of common stock of API for 50,000 shares of common stock of the Company and a $460,000 note payable.  The note is payable in $5,000 monthly installments through November 2007 and $15,000 monthly installments with the remaining balance due at maturity, February 15, 2009.  The note is secured by a security interest in the 49 shares of API common stock.

In January 2011, the parties entered into a second amendment to the Share Agreement between Assured Pharmacy, Inc. (“Buyer”) and TPG, LLC (“Seller”).  The maturity date of the note was extended from February 2009 to July 2012 and all prior defaults, late fees or other claims for obligations of Buyer that may have accrued have been waived.  As part of the amendment, the Company also agreed to an exclusive venue specified by Seller for any and all disputes arising out of or relating to this second amendment.

In June 2012, the parties entered into a third amendment to the Share Agreement between Assured Pharmacy, Inc. (“Buyer”) and TPG, LLC (“Seller”).  The maturity date of the note was extended from July 2012 to July 2013 and all prior defaults, late fees or other claims for obligations of Buyer that may have accrued have been waived.

The outstanding balance of $205,000 together with accrued interest at the rate of prime plus 2% per annum commencing from December 15, 2006, is payable as follows:

(a)	Twelve (12) consecutive monthly installments of $10,000 on or before the 15th of each month commencing in July 2012 through June 2013.

(b)	Remaining balance, including all interest due, payable on or before July 15, 2013.

As of September 30, 2013, the outstanding principal balance on the loan was $242,872. Due to our current financial condition, we did not make the monthly installment payments of $10,000 due September 15, 2012 through June 15, 2013 and were unable to make the $213,091 payment due to TPG which includes principal and interest on or before July 15, 2013.  TPG has not issued a notice of default relating to our failure to make the monthly installment payments of $10,000 or the $213,091 final payment as required under the Purchase Agreement.  Management is attempting to renegotiate the payment terms of the agreement, but no can provide no assurances that the negotiations will be successful.

Other Agreements and Obligations

Primary Drug Wholesaler Security Interest

As part of our vendor terms and conditions with our primary drug wholesaler, our outstanding trade account balance is secured by all of the assets of the Company and it’s subsidiaries through UCC-1 Lien filings.  The Company’s outstanding trade accounts payable balance with our wholesaler as of September 30, 2013 and December 31, 2012 was approximately $30,000 and $3.5 million, respectively.

4.           EQUITY TRANSACTIONS

Preferred Stock Series – A, B & C

The Company has authorized 5,000,000 shares of preferred stock, with 2,830 shares designated to Series A Preferred and 7,745 shares designated to Series B Preferred and 813 shares designated to Series C Preferred.

The Series A Preferred and Series C Preferred rank senior to the Series B Preferred which ranks senior to the Company’s common stock with respect to the payment of any dividends and amounts upon liquidation or dissolution. Except as required by law, the shares of preferred stock shall be voted together with the shares of common stock and not as a separate class.  In addition, so long as 35% of the aggregate amount of the shares of Series A Preferred and Series C Preferred are outstanding, the holders of the outstanding shares voting together as a separate class are entitled to elect up to four directors to the Board and separately vote on a number of defined material actions typically requiring Board approval. Respectively, holders of shares of Series A, B and C Preferred have anti-dilution protections for sale of stock below conversion rate and stock splits and other similar pro rata events.

Preferred Stock Private Placements

In June 2009, in a private placement pursuant to the Purchase Agreement dated February 9, 2009, with Mosaic Private Equity Fund (U.S.), L.P. (“MPE”), Mosaic Financial Services, LLC (“MFS”) and Mosaic Private Equity (III), Ltd., (“MPE III”), (collectively “Mosaic”), a related party (see Note 7 for further details), the Company agreed to sell 1,330 shares of its Series A Preferred and common stock purchase warrants to purchase an aggregate of 1,083,334 shares of its common stock for an aggregate purchase price of $1.3 million, of which $750,000 was paid by the cancellation of secured indebtedness of the Company owed to MFS, with the remaining $580,000 to be paid in cash.

In February and March 2013, the Company issued a total of 60 shares of Series A Preferred at $1,000 per share for a total of $60,000 to Mosaic under the existing 2009 Securities Purchase agreement. The Company has issued a total of 559 shares of Series A Preferred for $558,500 under the 2009 Securities Purchase agreement. The net proceeds of the sales were used for general working capital purposes.  Each share of Series A Preferred was initially convertible into 695 shares of common stock, but was subsequently adjusted in February 2013 to 900 shares of common stock.   As of September 30, 2013, no shares of Series A Preferred have been converted into common stock.

In May 2010, we filed a Certificate of Designation to designate 813 shares of the Company’s preferred stock in Series C Preferred. The rights of the Series C Preferred are identical to Series A Preferred and each share of Series C Preferred was initially convertible into 556 shares of the Company’s common stock.  Subsequently, the Company issued 813 shares of the Company’s Series C Preferred at a price of $1,000 per share to an existing vendor.

In February 2013, each share of Series A, B and C Preferred became convertible into 900 shares of the Company’s common stock as a result of the agreed upon partial ratchet anti-dilution adjustment relating to the January 2013 private placement of common stock.

The table below summarizes the Company’s outstanding convertible preferred stock as of September 30, 2013 and December 31, 2012:

	September 30, 2013			December 31, 2012

Convertible Preferred Stock	Number of Preferred Shares	Number of Common Shares if Converted	Weighted Average Conversion Price	Number of Preferred Shares	Number of Common Shares if Converted	Weighted Average Conversion Price

Series A Preferred	1,466	1,629,006	$0.90	1,406	1,292,492	$1.09
Series B Preferred	5,124	5,693,344	$0.90	5,384	2,993,504	$1.80
Series C Preferred	813	902,778	$0.90	813	451,750	$1.80
Total	7,403	8,225,128	$0.90	7,603	4,737,746	$1.60

Common Stock

In May 2012, the Company’s Board of Directors (“the Board”) and a majority of the Company’s shareholders approved an amended and restated articles of incorporation effectuating an increase in the number of authorized common shares of the Company from 16,666,667 to 35,000,000.  As required, a consent and waiver was obtained from the majority of the Series A and Series C Preferred holders in accordance with the certificate of designation.

In January 2013, we initiated a securities offering through a private placement for a minimum of 10 units of securities for a minimum of $250,000 and a maximum of 80 units for a maximum of $2,000,000 (subject to increase as much as 100 units for $2,500,000 to cover  over-allotments, if any).  Each unit consists of (a) 38,462 shares of common stock, valued at $0.65 for $25,000 and (b) 38,462 warrants with an initial exercise price of $0.90 per share.    If the maximum offering of 80 units is sold, Assured would have issued an aggregate of 3,076,960 shares of common stock and 3,076,960 warrants in such units.  The Company shall have paid the placement agent cash commissions equal to 10% of the gross proceeds received by the Company in this offering and three year warrants to purchase that number of shares of common stock equal to 10% of the aggregate number of shares of common stock and warrant shares included in the units sold in the offering (615,392 shares if all 80 units are sold and 769,240 shares if the over-allotment is exercised in full).   The outstanding common stock related to the private placement is subject to certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  The Company also agreed that the 38,462 shares of common stock and the 38,462 warrants included in the units are subject to increase, and the $0.65 per share value and the $0.90 warrant exercise prices are subject to decrease, in each case based on the level of the Company’s consolidated net revenues that are derived during our 2013 fiscal year (the “Make-Whole Adjustments”).  Such Make-Whole Adjustments are as follows:

Share Price	Warrant Exercise Price	Adjusted Shares per Unit	Adjusted Warrants per Unit	Consolidated 2013 Revenues
$0.65	$0.90	None	None	$21,850,000 or above
$0.60	$0.85	41,667	41,667	From $20,700,000 to $21,849,999
$0.55	$0.80	45,455	45,455	From $19,550,000 to $20,699,999
$0.50	$0.75	50,000	50,000	From $18,400,000 to $19,549,999
$0.45	$0.70	55,556	55,556	From $17,250,000 to $18,399,999
$0.40	$0.65	62,500	62,500	Less than $17,250,000

Each warrant has a term of three years and may be exercised at an initial exercise price of $0.90 per warrant share; which exercise price is, in addition to the potential Make-Whole Adjustment, subject to certain weighted average and other anti-dilution adjustments as provided in the form of warrant.  The warrants may only be exercised for cash.  However, as provided in the Registration Rights Agreement, after a date which shall be 180 days following the Final Closing Date, there will be a cashless exercise option available to the warrant holders at any time during which a registration statement providing for the resale of the warrant shares is not effective, unless the warrant shares may then be freely tradable without limitation pursuant to an exemption from the registration requirements under the Securities Act.

A consent and waiver was obtained from the majority of the Series A and C preferred holders and a waiver was obtained from a majority of the Series B preferred holders as required in the certificate of designation and a waiver was obtained from all convertible debenture holders that were required.  As part of the waiver, the Series A, B, and C preferred holders and 100 percent of the applicable convertible debenture holders agreed to waive anti-dilution adjustments which the consenting holder may be entitled under their respective agreements and accept a partial ratchet anti-dilution adjustment with a decrease in the conversion price of $0.90 per share of the Company securities for this private placement if the minimum unit threshold is met.

From February 2013 to the closing of the private placement in May 2013, the Company completed sales in a private placement to accredited investors for thirty-four and four tenths (34.4) common stock units for a total of 1,323,093 shares of common stock at an aggregate purchase price of $860,000 (before deducting expenses and fees related to the private placement).  The Company paid cash fees of $32,800 to the placement agent and issued 50,462 warrants with an exercise price of $0.90 and 50,462 warrants with an exercise price of $0.65 to the placement agent per the agreement.  In addition, the Company paid $13,010 in legal and the closing costs on this transaction.  The net proceeds of the private placement were used to pay down our outstanding balance with our primary wholesaler and general working capital purposes.  As part of the private placement, the investors also received warrants to purchase an aggregate of 1,323,093 shares of the Company’s common stock at an exercise price of $0.90 per share.

Stock Warrants

In connection with the issuance of shares of Series A Preferred to Mosaic in 2009, the Company also issued warrants to purchase shares of common stock. The holder has the right to purchase up to 1,083,334 shares of our common stock at an exercise price equal to $0.09 per share, subject to certain adjustments for stock splits and other similar pro rata events.  The warrants may be exercised on a cashless basis at any time until June 30, 2019.  As of September 30, 2013, no warrants have been exercised.

The gross value of the warrants was determined using the Black-Scholes option pricing model using the following assumptions on the issuance date: expected stock price volatility of 441.2%, risk free rate of return of 3.5%; dividend yield of 0%, and a ten (10) year term.  The net value of the warrant was recorded based on its relative value of $420,487, net of related offering costs on a pro rata basis for all shares involved.

As part of the private placements of convertible debentures and conversion of the 2010 secured debt  in 2011, the investors received warrants to purchase an aggregate total of 2,014,655 shares of the Company’s common stock (see Note 3 for further details).  The warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The estimated fair value of these warrants was determined to be $639,189 using the Lattice stock option pricing model on the issuance date, assuming that there will be no dividends, using the applicable exercisable periods, a risk-free interest rate range of (0.33% - 0.93%), and an expected stock volatility range of (65.3% - 82.1%). The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject to certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheets as of September 30, 2013 and December 31, 2012.

As part of the modifications to the 2011 convertible debentures in June, July and September 2012, the exercise period of warrants to purchase an aggregate total of 1,300,368 shares of the Company’s common stock (see Note 3 for further details) were extended from three to five years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.

As part of the private placements of convertible debentures in November 2011, the placement agents received warrants to purchase an aggregate total of 129,412 shares of the Company’s common stock (see Note 3 for further details).  The warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.26 and $1.52 for 58,824 and 70,588 shares, respectively, subject to adjustment.  The estimated fair value of these warrants was determined to be $10,755 using the Lattice stock option pricing model on the issuance date, assuming that there will be no dividends, using the applicable exercisable periods, a risk-free interest rate of 0.41%, and an expected volatility of 65.3%.  The placement agent may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject to certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheets as of September 30, 2013 and December 31, 2012.

As part of the private placement of convertible debentures in January 2012, the investor received warrants to purchase a total of 48,000 shares of the Company’s common stock (see Note 3 for further details).  The warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The estimated fair value of these warrants was determined to be $6,741 using the Lattice stock option pricing model on the issuance date, assuming that there will be no dividends, using the applicable exercisable periods, a risk-free rate of return of 0.40%, and an expected stock volatility of 62.2%. As part of the June 2012 amendment to the debenture agreement, the exercise period of the warrants were extended from three years to five years.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject to certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheets as of September 30, 2013 and December 31, 2012.

As part of the private placement of convertible debentures in July 2012, the investor received warrants to purchase a total of 285,716 shares of the Company’s common stock (see Note 3 for further details).  The warrants are exercisable for a period of five years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The estimated fair value of these warrants was determined to be $108,838 using the Lattice stock option pricing model on the issuance date, assuming that there will be no dividends, using the applicable exercisable periods, a risk-free rate of return of 0.62%, and an expected stock volatility of 100.7%. The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheets as of September 30, 2013.

In conjunction with the 2013 private placement of common stock, all of the Company's convertible debenture holders consented to the acceptance of a partial ratchet anti-dilution adjustment of $0.90 per common share.  In February 2013, the Company achieved the minimum offering required in the private placement resulting in an increase of an aggregate total of 1,669,056 warrants to our convertible debenture holders and placement agent.

As part of the 2013 private placement of common stock ending in May 2013, the investors also received warrants to purchase an aggregate of 1,323,093 shares of the Company’s common stock.   Each warrant has a term of three years and may be exercised at an initial exercise price of $0.90 per warrant share; which exercise price is, in addition to the potential Make-Whole Adjustment, subject to certain weighted average and other anti-dilution adjustments as provided in the form of warrant.  The warrants may only be exercised for cash.  However, as provided in the Registration Rights Agreement, after a date which shall be 180 days following the Final Closing Date, there will be a cashless exercise option available to the warrant holders at any time during which a registration statement providing for the resale of the warrant shares is not effective, unless the warrant shares may then be freely tradable without limitation pursuant to an exemption from the registration requirements under the Securities Act. The estimated fair value of these warrants was determined to be $243,055 using the Lattice stock option pricing model on the issuance date, assuming that there will be no dividends, using the applicable exercisable periods, a risk-free rate of return range of 0.30% - 0.40% , and an expected stock volatility range  of 56.05-60.10%. The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheets as of September 30, 2013.

As part of the 2013 private placement of common stock ending in May 2013, the placement agent received warrants to purchase an aggregate of 100,924 shares of the Company’s common stock.   Each warrant has a term of five years and may be exercised at initial exercise prices of $0.65 and $0.90 per warrant share; which exercise price is, in addition to the potential Make-Whole Adjustment, subject to certain weighted average and other anti-dilution adjustments as provided in the form of warrant.  The warrants may only be exercised for cash.  However, as provided in the Registration Rights Agreement, after a date which shall be 180 days following the Final Closing Date, there will be a cashless exercise option available to the warrant holders at any time during which a registration statement providing for the resale of the warrant shares is not effective, unless the warrant shares may then be freely tradable without limitation pursuant to an exemption from the registration requirements under the Securities Act. The estimated fair value of these warrants was determined to be $32,845 using the Lattice stock option pricing model on the issuance date, assuming that there will be no dividends, using the applicable exercisable periods, a risk-free rate of return of 1.41%, and an expected stock volatility of 81.2%. The investors may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheets as of September 30, 2013.

Expected Stock Volatility

Volatility is a measure of the tendency of investment returns to vary around a long-term average rate.  Historical volatility is an appropriate starting point for setting this assumption. Companies should also consider how future experience may differ from the past. This may require using other factors to adjust historical volatility, such as implied volatility, peer-group volatility and the range and mean-reversion of volatility estimates over various historical periods. The peer-group utilized consisted of nine companies in 2011, in the same or similar industries as the Company. In addition, if a best estimate cannot be made, management should use the mid-point in the range of reasonable estimates for volatility. The Company estimates the volatility of its common stock in conjunction with the Company’s issuance of financing instruments and volatility is calculated utilizing the historical and estimated future volatility of the Company and its peer-group.

Risk-Free Rate of Return

The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option/warrant.

Expected Dividends

The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, it uses an expected dividend yield of zero.

Expected Term

The Company uses the related exercise period of the warrant or option as the expected term.

A summary of the warrants issued in connection with financing transactions is presented in the table below:

	Number of Shares	Weighted Average Exercise Price

Outstanding and Exercisable at December 31, 2012	3,561,116	$1.08

Granted	1,424,017	$0.89
Exercised	-	$-
Cancelled, forfeited or expired	-	$-
Anti-dilution adjustments:
Initial grant	(2,477,782)	$1.51
Initial grant re-pricing	2,477,782	$0.90
Additional warrants granted	1,669,056	$0.90
Outstanding and Exercisable at September 30, 2013	6,654,189	$0.77

The following table summarizes information about warrants outstanding and exercisable as of September 30, 2013:

	Outstanding			Exercisable

Range of Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)

$0.09	1,083,334	$0.09	5.75	1,083,334	$0.09	5.75

$0.65	50,462	$0.65	4.67	50,462	$0.65	4.67

$0.90	5,520,393	$0.90	2.62	5,520,393	$0.90	2.62

5.           STOCK BASED COMPENSATION

Restricted Shares of Common Stock

During the nine months ended September 30, 2013, the Company granted 650,000 restricted share grants to consultants as compensation for services.  We subsequently terminated the contract of one consultant resulting in a forfeiture of 105,000 common shares.  A summary of the activity of restricted shares of common stock for the nine months ended September 30, 2013 is as follows:

	Directors		Shares for Services

	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value

Non-vested on Dec 31, 2012	-	$-	-	$-

Granted	-	-	650,000	0.83
Vested	-	-	(545,000)	0.83
Forfeited	-	-	(105,000)	0.90

Non-vested on September 30, 2013	-	$-	-	$-

The Company recognized $283,188 and $485,391 in stock compensation expense related to restricted share grants and is included in selling, general and administrative expenses in the consolidated statement of operations for the nine months ended September 30, 2013, and 2012, respectively.  As of September 30, 2013, unrecognized compensation cost related to restricted share grants was $166,562 and the related weighted-average period over which it is to be amortized is approximately seven  (7) months.

Stock Warrants

Historically, the Company granted warrants to purchase common stock to employees and consultants as compensation for services.  The Company granted an aggregate total of 1,200,000 warrants to purchase common stock to consultants during the nine month period ended September 30, 2013.  We subsequently terminated the contract of one consultant resulting in the cancellation of 600,000 warrants to purchase common stock.  The Company amortizes the fair value of the stock warrants to expense ratably over the related service period.

The following table summarizes the warrants outstanding and the number of shares of common stock subject to exercise as of September 30, 2013 and the changes therein during the nine months there ended:

	Shares	Services Weighted Average Exercise Price

Outstanding and Exercisable at December 31, 2012	250,000	$1.69

Warrants granted	1,200,000	0.65
Warrants exercised	-	-
Warrants expired/cancelled	(600,000)	0.65

Outstanding and Exercisable at September 30, 2013 (unaudited)	850,000	$0.96

The following table summarizes information about stock warrants outstanding and exercisable as of September 30, 2013:

	Outstanding			Exercisable

Range of Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)

$0.65	600,000	$0.65	4.56	600,000	$0.65	4.56
$1.52 - $1.80	250,000	$1.69	2.73	250,000	$1.69	2.73

Stock compensation expense related to stock warrants for the nine months ended September 30, 2013 and 2012 was $142,222 and $27,475, respectively. As of September 30, 2013, unrecognized compensation cost related to stock warrant awards was $21,468 and the related weighted-average period over which it is to be amortized is approximately one (1) month.

Stock Options

In May 2012, we adopted the Assured Pharmacy, Inc. 2012 Incentive Compensation Plan (the “2012 Incentive Plan”). The 2012 Incentive Plan is intended to provide incentives that will attract and retain the best available directors, employees and appropriate third parties who can provide us with valuable services.  These purposes may be achieved through the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, performance stock awards and phantom stock awards.

The 2012 Incentive Plan permits the grant of awards that may deliver up to an aggregate of 1,667,667 shares of common stock, further subject to limits on the number of shares that may be delivered pursuant to incentive stock options, on the shares that may be delivered on the awards to any individual in a single year and on the number of shares that may be delivered on certain awards that are performance-based awards, within the meaning of Section 162(m) of the Internal Revenue Code.  Awards may vest, in time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination. To the extent that awards are performance based, they may be based on one or more criteria, including (without limitation) earnings, cash flow, revenues, operating income, capital reissues, or other quantifiable company, customer satisfaction or market data, or any combination. In addition to common stock, awards may also be made in similar securities whose value is derived from our common stock.

Awards with respect to which grant, vesting, exercisability or payment depend on the achievement of performance goals and awards that are options or stock appreciation rights granted to officers and employees will be intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code.  The 2012 Incentive Plan will be administered by the board of directors.

In May 2012, the Company awarded 525,000 options to purchase common stock under the 2012 Incentive Compensation Plan.  The following table summarizes the stock options outstanding and the number of shares of common stock subject to exercise as of September 30, 2013 and the changes therein during the nine months then ended:

	Options Outstanding		Options Exercisable
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at December 31, 2012	1,840,556	$0.66	1,576,667	$0.66

Options granted	-	-	-	-
Options vested	-	-	263,889	0.68
Options exercised	-	-	-	-
Options expired/cancelled	-	-	-	-

Outstanding at September 30, 2013	1,840,556	$0.66	1,840,556	$0.66

The following table summarizes information about stock options outstanding and exercisable as of September 30, 2013:

	Outstanding			Exercisable

Exercise Price	Stock Options Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term in Years	Stock Options Exercisable	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term in Years

$0.60	525,000	$0.60	8.61	525,000	$0.60	8.61
$0.68	1,305,556	$0.68	7.50	1,305,556	$0.68	7.50
$1.26	10,000	$1.26	6.45	10,000	$1.26	6.45

The Company recorded $115,462 and $295,785 in stock based compensation expense related to stock options for the nine months ended September 30, 2013 and 2012, respectively.  As of September 30, 2013, there was no unrecognized compensation cost related to stock option awards.

The Company has reserved at total of 2,690,556 shares of its common stock for incentive stock option and warrant awards outstanding to employees and consultants.  The Company does not expect to repurchase shares during the year 2013.

6.     RELATED PARTY TRANSACTIONS

Transactions with related parties and their affiliates are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other unaffiliated third parties, and do not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.  For the nine months ended September 30, 2013 and 2012, related parties include the following:

●	Robert DelVecchio, an officer and a member of the board of directors of the Company and his affiliate Brockington Securities, Inc. (collectively, "DelVecchio").

●
Mosaic Capital Advisors, LLC, directly appointed directors and owner of approximately 96% of the Company’s Series A Preferred as September 30, 2013 and December 31, 2012, respectively, and its affiliated entities Mosaic Financial Services (“MFS”), LLC, Mosaic Private Equity Fund, L.P., Mosaic Capital Management, Ltd. and its affiliated accredited investor (collectively, “Mosaic”).

●	Pinewood Trading Company, owner of approximately 11% of the Company’s Series B Preferred as September 30, 2013 and 2012, respectively, and its managing partner Jack E. Brooks.

Outstanding debt to related parties consisted of the following at September 30, 2013:

	DelVecchio	Mosaic	Pinewood	Total

Notes payable - revolving	$477,000	$-	$-	$477,000
Notes payable – short term	-	-	400,000	400,000
Unsecured convertible debentures, net	-	500,000	46,091	546,091
Accrued interest	18,070	194,356	8,693	221,119

	$495,070	$694,356	$454,784	$1,644,210

7.     COMMITMENTS AND CONTINGENCIES

Legal Matters

Providing pharmacy services entails an inherent risk of medical and professional malpractice liability. The Company may be named as a defendant in such lawsuits and become subject to the attendant risk of substantial damage awards. The Company believes it possesses adequate professional and medical malpractice liability insurance coverage. There can be no assurance that the Company will not be sued, that any such lawsuit will not exceed our insurance coverage, or that it will be able to maintain such coverage at acceptable costs and on favorable terms.

From time to time, the Company may be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination or breach of contract actions incidental to the normal operations of the business. In the opinion of management, the Company is not currently involved in any litigation which it believes could have a material adverse effect on the Company's financial position or results of operations.

On March 18, 2011, a lawsuit was filed by Tim Chandler, Jodi Marshall, Christie Garner, the Estate of Thomas Pike, Jr., and Angie Hernandez in the Circuit Court of the State of Oregon for Multnomah County against Payette Clinics, P.C., Scott Pecora, Kelly Bell, Penny Steers and our wholly-owned subsidiaries, Assured Pharmacies Northwest, Inc. and Assured Pharmacy Gresham, Inc. The lawsuit arises from allegations that nurse practitioners at Payette Clinics, P.C. prescribed the five plaintiffs controlled substances in amounts that were excessive under the appropriate medical standard of care.  Only one of the plaintiffs, Tim Chandler, brought claims against our subsidiaries.  Mr. Chandler’s claims against our subsidiaries were for negligence on the basis of allegations that our subsidiaries knew or had reason to know that the prescriptions fell below the standard of care applicable to the prescription of such controlled substances but nonetheless filled the prescriptions.  The plaintiffs, as a whole, submitted a prayer for $7,500,000 in damages.  Mr. Chandler only seeks “an amount to be proven at trial” for noneconomic damages and unnecessary expenses.  Management believes that the allegations against our subsidiaries are without merit and plans to defend this claim.  We have $2,000,000 in insurance coverage for claims relating to pharmacy negligence.  This lawsuit has been stayed as a result of a co-defendant in this lawsuit (Payette Clinics, P.C.) having filed for bankruptcy.  The bankruptcy has since been discharged and the automatic stay lifted.  The state court stay has also been lifted and the case is now proceeding.  The Company has denied any liability and is vigorously defending this action.

On May 9, 2013, a lawsuit was filed by Coventry Enterprises, LLC in the United States District Court Southern District of New York.  The lawsuit arises from allegations that Assured Pharmacy breached its obligations under the $200,000 16% Senior Convertible Debenture due December 1, 2013 with Coventry Enterprises, LLC.  Due to the Company’s financial condition, we have been unable to repay the $200,000 in principal and accrued interest due under the agreement.  Management will continue to try to renegotiate the terms of the agreement.

On October 25, 2013, a lawsuit was filed by Westlake Gresham North, LLC in the Circuit Court of the State of Oregon.  The lawsuit arises from allegations that Assured Pharmacy Gresham, Inc. and Assured Pharmacy, Inc. are in breach of contract of a lease agreement and is claiming $123,234 in damages.  Management is attempting to renegotiate the terms of the agreement.

On August 21, 2013, AQR Opportunistic Premium Offshore Fund, L.P., and CNH Diversified Opportunities Master Account, L.P. commenced an action New York Supreme Court, County of New York, by filing a Motion for Summary Judgment in Lieu of Complaint to recover money allegedly owed by Assured Pharmacy, Inc. under tow 16% Convertible Debentures issued in and around 2011 in a private placement.  Assured filed a Notice of Removal on September 19, 2013, to have the action removed to the United States District Court for the Southern District of New York which has been approved.  The lawsuit is currently pending an Order on the Plaintiff’s Motion for Summary Judgment in Lieu of Complaint.

8.   SUPPLEMENTAL CASH FLOW FINANCIAL INFORMATION

The supplemental disclosure requirements for the statements of cash flows are as follows:

	Nine Months Ended
	September 30,
	2013	2012

Cash paid during the period for:

Interest	$214,313	$276,697

Non-cash investing and financing activities during the period:

Conversion of Series A preferred into common stock	$-	$150,000
Conversion of Series B preferred into common stock	$260,000	$25,000
Conversion of vendor payable into secured note payable	$3,534,793	$-
Cancellation of secured notes payable in refinancing	$293,734	$-
Common stock warrants issued with common stock	$243,055	$-
Extinguishment of convertible debentures in refinancing	$-	$1,265,384
Extinguishment of stock warrants in refinancing	$-	$88,536
Common stock warrants issued for placement fees	$32,845	$-
Forward contract issued with common stock	$233,131	$-
Common stock warrants issued with convertible debentures	$-	$511,765

9.     LOSS PER COMMON SHARE

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per common share computations for the three and nine months then ended:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Numerator for basic and diluted loss per common share:

Net loss to common stockholders from continuing operations, net of tax	$(761,384)	$(1,430,599)	$(3,234,702)	$(3,524,428)

Net loss from discontinuing operations, net of tax	$(75,921)	$32,590	$(583,138)	$(33)

Net loss to common stockholders	$(837,305)	$(1,398,009)	$(3,817,840)	$(3,524,461)

Denominator for basic and diluted loss per common share:

Weighted Average Number of Shares Outstanding	6,339,259	4,298,150	5,691,052	4,077,600

Basic and diluted loss per common share from continuing operations	$(0.12)	$(0.33)	$(0.57)	$(0.86)

Basic and diluted loss per common share from discontinued operations	$(0.01)	$0.01	$(0.10)	$(0.00)

Basic and diluted loss per common share	$(0.13)	$(0.33)	$(0.67)	$(0.86)

Due to their anti-dilutive effect, the potential common shares have been excluded from the computation of diluted loss per share:

	September 30,
	2013	2012

Warrants	7,504,189	3,811,119
Stock options	1,840,556	1,840,556
Convertible notes	3,295,322	2,304,478
Series A Preferred	1,629,006	1,292,492
Series B Preferred	5,693,344	2,993,504
Series C Preferred	902,778	451,750

	20,865,195	12,693,899

10.     INCOME TAXES

Due to losses incurred for the nine months ended September 30, 2013 and 2012, there is no current provision for income taxes.

The utilization of some or all of the Company’s net operating losses may be restricted in the future by a significant change in ownership as defined under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended. In addition, utilization of the Company’s California net operating losses for the years prior to 2008 may only be carried forward ten (10) years under State law. The Company’s estimate of the potential outcome of any uncertain tax issue is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time, pursuant to ASC 740. ASC 740 requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. At January 1, 2007, (adoption date), and at September 30, 2013, there were no unrecognized tax benefits.

The federal statute of limitations remains open for tax years 2009 through 2012. State jurisdictions generally have statutes of limitations ranging from three to five years. The Company is no longer subject to state income tax examinations by tax authorities for years before 2008.

Any interest and penalties associated with tax positions taken by the Company would be recorded as a component of other expenses in the consolidated statement of operations.  For the nine months ended September 30, 2013 and 2012, there were no amounts recorded for interest and penalties.

11.  DISCONTINUED OPERATIONS:

As a result of our financial condition and inability to secure additional funding or significantly improve our liquidity position management reevaluated its strategic plan.  Management developed and implemented a plan to scale back operations.  We cannot continue to support the working capital needs of four pharmacies.  As a result, management has decided to close two pharmacies in order to reduce overall fixed pharmacy costs by 50% and concentrate our limited working capital to support the operations of the two remaining pharmacies we believe have the best prospects.   Management considered several factors in determining which two pharmacies to close, including historical financial performance, regulatory costs, current sales prospects, geographic and physical location and strength of existing physician relationships.  After consideration of these factors, management closed our Gresham and Riverside pharmacies on August 5, 2013 and August 8, 2013, respectively.

We recorded approximately $743,317 in expenses related to the closing of the facilities which included lease costs, asset impairment and goodwill impairment in the nine months ended September 30, 2013.  These closures met the discontinued operations criteria, and according is included in discontinued operations for all periods presented.  The Company’s Gain or (loss) from operations of discontinued pharmacies, net of tax benefit for the three and nine months ended September 30, 2013 and 2012, respectively are detailed as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Sales	$162,806	$2,031,215	$2,270,536	$6,746,419

Cost of sales	119,864	1,570,420	1,726,658	5,385,165

Gross profit	42,942	460,795	543,878	1,361,254

Operating expenses	157,793	393,159	731,100	1,307,605

Impairment of goodwill	-	-	697,766	-

Loss from discontinued operations	(114,851)	67,636	(884,988)	53,649

Other expenses
Interest expense, net	1,950	17,497	12,147	53,700
Income tax - (benefit) expense	(40,880)	17,549	(313,997)	(18)
Gain or (loss) from operations of discontinued pharmacies, net of tax	$(75,921)	$32,590	$(583,138)	$(33)

The Company’s assets and liabilities for discontinued operations included in the consolidated balance sheet at September 30, 2013 and December 31, 2012 are detailed as follows:

	September 30,	December 31,
	2013	2012
	(Unaudited)

ASSETS

Current Assets
Accounts receivable, net	$16,470	$343,259
Inventories	-	211,427
Prepaid and other current assets	9,552	12,113
Assets of discontinued operations	26,022	566,799

Other receivables, net	140,601	192,928
Property and equipment, net	-	15,670
Goodwill	-	697,766
Assets of discontinued operations, non-current, net	$140,601	$906,364

LIABILITIES

Current Liabilities
Accounts payable and accrued expenses	180,012	2,655,303
Liabilities of discontinued operations	$180,012	$2,655,303

12.     SUBSEQUENT EVENTS:

The Company has performed a review of events subsequent to the financial condition date through November 11, 2013, the date the financial statements were available to be issued.

On October 29, 2013, we filed a Proxy Statement on Schedule 14A with the Securities and Exchange Commission. The Board of Directors has submitted several actions to be taken by consent in lieu of a meeting in order to facilitate future financings including:

1.	Amend and restate the Articles of Incorporation of the Company to increase the authorized number of shares of Common stock available for issuance from 35,000,000 to 100,000,000.
2.
Create and designate a class of Preferred Stock called the “Series D Preferred Stock,” consisting of 15,000 shares of stock, par value $0.001 per share, and designate to such class of stock those rights as described in that certain Certificate of Designation.

The Board of Directors believes increasing the Company’s authorized Common Stock from 35,000,000 to 100,000,000 provides greater flexibility with respect to future transactions, including joint ventures, raising capital, acquisitions and other general corporate purposes. In the event the proposed increase is approved, each additional share of Common Stock authorized by the amendment to the Articles of Incorporation will have the same rights and privileges as each share of Common Stock currently authorized or outstanding. If this proposal is rejected, the Company may have insufficient authorized and unissued outstanding shares of Common Stock to take advantage of potential business opportunities.

The Company is increasing the number of common shares authorized to ensure there are sufficient shares available to accommodate  the conversion rights of the preferred shares.  The Series D Preferred Stock described  below, designates that any one share of Series D Preferred Stock may, at the option of the holder, be converted at any time into 2,000 fully-paid and non-assessable shares of Common Stock.

The Board of Directors believes it to be in the best interest of the Company to create and designate a class of Preferred Stock called the “Series D Preferred Stock,” consisting of 15,000 shares of stock, par value $0.001 per share, and designate to such class of stock those rights and preferences as described in the proposed Certificate of Designation.  We believe the proposed Series D Preferred Stock rights, privileges and preferences will be highly attractive to potential investors and, if approved and designated, could raise significant capital for the Company.

The proposed designation of the Series D Preferred Stock adversely alters and affects the rights of our Common Stockholders. Pursuant to the proposed terms of the Series D Preferred Stock, the initial investor must approve certain corporate actions of the Company, regardless of the total Common Stock votes for or against such actions. Such actions include, but are not limited to: any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock; the delisting of any of the Company’s securities from the OTCQB or any national securities exchange; any redemption or repurchase with respect to the Common Stock or Preferred Stock; any liquidation, dissolution or winding-up of the business and affairs of the Company; any material modification or deviation from the Company’s annual business plan and operating budget; any payment or declaration of a dividend or other distribution on any shares of Common Stock or Preferred Stock made by the Board of Directors; and any change in the principal business of the Company. In addition to the foregoing, holders of the Series D Preferred Stock have the right to elect one director of the Company so long as at least 35% of the Series D Preferred Stock are issued and outstanding.

Upon shareholder approval, the Company plans to issue Series D Preferred Stock to certain investors for $1,000 per share for an aggregate purchase price of up to $3,000,000. For each share of Series D Preferred Stock purchased, two five-year warrants will be issued as follows: (i) a Series A Warrant to purchase 2,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) and (ii) a Series B Warrant to purchase 2,000 shares of Common Stock.

The Company is in negotiations with Pinewood Trading Fund, L.P. (the “Pinewood”) for the purchase of Series D Preferred Stock through a Securities Purchase Agreement (the “Transaction”). As part of the terms of the Transaction, Pinewood shall provide, at its discretion, $200,000 per month for five months beginning in August to the Company to purchase shares of Series D Preferred Stock, and has already provided $800,000 to the Company in exchange for promissory notes. Other investors shall have until November 30, 2013 to provide funding to the Company pursuant to the same Transaction terms. The Transaction is condition on the Company soliciting the holders of the unsecured debentures to tender their 16% Senior Convertible Debentures in an issuer tender offer to exchange them for one of two options which are:

Option #1: The issuance of restricted shares of common stock for the settlement of the balance of the Eligible Debenture, which shall consist of principle plus the currently outstanding unpaid interest as of September 30, 2013, at $0.60 per share with the issuance of new warrants to purchase common stock (the “New Warrants”) at an exercise price of $0.60 per share for the first twelve (12) months following the closing date of the issuer tender offer (the “Tender Offer”) and $0.75 thereafter for the remainder of the New Warrant’s term, with such term to be an extension of the term of the Eligible  Warrant by an additional three (3) years; or

Option #2: The issuance of amended and restated debentures (the “New Debentures”) which include the principal balance plus all accrued and unpaid interest as of September 30, 2013 of the Eligible Debentures with a reduction of the interest rate from sixteen percent (16%) to ten percent (10%), the extension of the maturity date for an additional three (3) years past the Eligible Debenture’s maturity date, reduction of the conversion price to $0.75 per share, and execution of a subordination agreement pursuant to which the Company will make no further payments to the debt holders until such time as the redemption of certain Series D Preferred Stock (to be designated) has been made in full (“Subordination Agreement”) and the issuance of New Warrants, the expiration date of which shall be 3 years past the expiration date set forth in the Eligible Warrants and a reduction of the conversion price to $0.75 per share.

In addition, Pinewood may, but is not obligated to, nominate one (1) Director to add to the Company’s existing Board currently comprised of four (4) people (for a total of five (5) directors).  The Company is further restricted, precluded, and prohibited from increasing the number of directors beyond 4 (or 5 should Pinewood elect to nominate a director) without the consent of Pinewood.  This gives Pinewood the ability without restriction or notice to install a board member at any time, subject to applicable law, at the Pinewoods’ sole discretion.

On October 21, 2013, we filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, to offer the exchange certain of its outstanding 16% Senior Convertible Debentures (the “Original Debenture” or “Eligible Debenture”) and accompanying warrants to purchase common stock (the “Eligible Warrants,” “Original Warrants” or “Eligible Warrants”) for either Option #1 or Option #2 listed above.

The Tender Offer will expire at 11:59 p.m. (Eastern Time) on November 19, 2013 unless extended by the Company.

Item 2.      Management’s Discussion and Analysis of Financial Condition and Results of Operation.

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “should,” “could,” “will,” “plan,” “future,” “continue,” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements.  These forward-looking statements are based largely on our expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond our control.  Therefore, actual results could differ materially from the forward-looking statements contained in this document, and readers are cautioned not to place undue reliance on such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs.  There can be no assurance that the forward-looking statements contained in this document will, in fact, transpire or prove to be accurate.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.   Some of the factors that we believe could affect our results include:

●	limitations on our ability to continue operations and implement our business plan; scaling back our operations to include closing our Gresham and Riverside locations;
●	our history of operating losses;
●	our inability to make timely payments to TPG;
●	our inability to make timely payments to convertible debenture and secured debt holders;
●	the timing of and our ability to obtain financing on acceptable terms;
●	dependence on key supplier;
●	dependence on third-party payors;
●	the effects of changing economic conditions;
●	the loss of members of the management team or other key personnel;
●	changes in governmental laws and regulations, or the interpretation or enforcement thereof and related compliance costs;
●	competition from larger, more established companies with greater economic resources than we have;
●	costs and other effects of legal and administrative proceedings, settlements, investigations and claims, which may not be covered by insurance; and
●	control by our principal equity holders.

There are likely other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us in this document apply only as of the date of this report and are expressly qualified in their entirety by the cautionary statements included in this report. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

In this report, unless the context indicates otherwise: “Assured Pharmacy,” the “Company,” “we,” “our,” “ours” or “us” refer to Assured Pharmacy, Inc., a Nevada corporation, and its subsidiaries.

Business Overview

Since May 2003, we have been engaged in the business of establishing and operating pharmacies that specialize in dispensing highly regulated pain medication for chronic pain management.  Because our focus is on dispensing medication, we typically will not keep in inventory non-prescription drugs, or health and beauty related products, such as walking canes, bandages and shampoo. We primarily derive our revenue from the sale of prescription medications. The majority of our business is derived from repeat business from our customers. Our pharmacies maintain a variety of different drug classes, known as Schedule II, Schedule III, and Schedule IV drugs, which vary in degrees of addictiveness. Schedule II drugs are considered narcotics by the United States Drug Enforcement Administration (“DEA”), are the most addictive; hence, they are highly regulated by the DEA and are required to be segregated and secured in a separate cabinet. Schedule III and Schedule IV drugs are less addictive and less regulated. Because our business model focuses on servicing chronic pain patients, we carry in inventory a larger amount of Schedule II drugs than most other pharmacies. We were organized as a Nevada corporation on October 22, 1999, under the name Surforama.com, Inc. and previously operated under the name eRXSYS, Inc.  We changed our name to Assured Pharmacy, Inc. in October 2005.

As of September 30, 2013, we had two operating pharmacies, each of which are wholly owned through subsidiaries. The opening date and locations of our two pharmacies operating as of September 30, 2013 are as follows:

Location	Opening Date

Kirkland, Washington	August 11, 2004

Leawood, Kansas	November 28, 2011

The table set forth below summarizes the number of prescriptions dispensed by our two operating pharmacies during the periods indicated.

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

Total Number of Prescriptions1	9,898	13,512	37,480	36,181

Total Number of Patients Serviced 2	5,532	6,455	19,788	16,341

1	“Total Number of Prescriptions” equals the total number of prescriptions dispensed by our operating pharmacies and delivered to or picked up by the customer.

2	“Total Number of Patients Serviced” equals the total number of patients serviced measured on a monthly basis.

Recent Developments

Our current financial condition and inability to secure additional funding or significantly improve our liquidity position caused  management to reevaluate its strategic plan.  In an attempt to avoid ceasing operations, management has developed and is implementing a plan to scale back operations.  We cannot continue to support the working capital needs of four pharmacies.  As a result, management has decided to close two pharmacies in order to reduce overall fixed pharmacy costs by 50% and concentrate our limited working capital to support the operations of the two remaining pharmacies we believe have the best prospects.   Management considered several factors in determining which two pharmacies to close, including historical financial performance, regulatory costs, current sales prospects, geographic and physical location and strength of existing physician relationships.  After consideration of these factors, management closed our Gresham and Riverside pharmacies on August 5, 2013 and August 8, 2013, respectively.

Management believes that our current corporate infrastructure can efficiently support up to a total of twelve operating pharmacies.  Corporate infrastructure includes executive management, centralized support services, accounting, finance, information systems, human resources, payroll and compliance to support each pharmacy's operations.  In light of these actions to scale back our operations, the costs to support our existing corporate infrastructure remain significant when allocated over the operations of two remaining pharmacies.  In order to align the costs of our current corporate infrastructure with our scaled back operations, management has implemented cost reduction initiatives including staffing reductions, deferral of senior management compensation by approximately fifty percent and reduced operating costs at our two remaining pharmacies.

Management is continuing to pursue additional financing to implement our strategic plan, which includes opening additional pharmacies and is described more fully below.  There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

In October 2013, we filed a Proxy Statement on Schedule 14A with the Securities and Exchange Commission. The Board of Directors has submitted several actions to be taken by consent in lieu of a meeting in order to facilitate future financings, including:

1.     Amend and restate the Articles of Incorporation of the Company to increase the authorized number of shares of Common stock available for issuance from 35,000,000 to 100,000,000.
2.     Create and designate a class of Preferred Stock called the “Series D Preferred Stock,” consisting of 15,000 shares of stock, par value $0.001 per share, and designate to such class of stock those rights as described in that certain Certificate of Designation.

The Board of Directors believes increasing the Company’s authorized Common Stock from 35,000,000 to 100,000,000 provides greater flexibility with respect to future transactions, including joint ventures, raising capital, acquisitions and other general corporate purposes. In the event the proposed increase is approved, each additional share of Common Stock authorized by the amendment to the Articles of Incorporation will have the same rights and privileges as each share of Common Stock currently authorized or outstanding. If this proposal is rejected, the Company may have insufficient authorized and unissued outstanding shares of Common Stock to take advantage of potential business opportunities.

The Company is increasing the number of common shares authorized to ensure there are sufficient shares available to accommodate  the conversion rights of the preferred shares.  The Series D Preferred Stock described  below, designates that any one share of Series D Preferred Stock may, at the option of the holder, be converted at any time into 2,000 fully-paid and non-assessable shares of Common Stock.

The Board of Directors believes it to be in the best interest of the Company to create and designate a class of Preferred Stock called the “Series D Preferred Stock,” consisting of 15,000 shares of stock, par value $0.001 per share, and designate to such class of stock those rights and preferences as described in the proposed Certificate of Designation.  We believe the proposed Series D Preferred Stock rights, privileges and preferences will be highly attractive to potential investors and, if approved and designated, could raise significant capital for the Company.

The proposed designation of the Series D Preferred Stock adversely alters and affects the rights of our Common Stockholders. Pursuant to the proposed terms of the Series D Preferred Stock, the initial investor must approve certain corporate actions of the Company, regardless of the total Common Stock votes for or against such actions. Such actions include, but are not limited to: any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock; the delisting of any of the Company’s securities from the OTCQB or any national securities exchange; any redemption or repurchase with respect to the Common Stock or Preferred Stock; any liquidation, dissolution or winding-up of the business and affairs of the Company; any material modification or deviation from the Company’s annual business plan and operating budget; any payment or declaration of a dividend or other distribution on any shares of Common Stock or Preferred Stock made by the Board of Directors; and any change in the principal business of the Company. In addition to the foregoing, holders of the Series D Preferred Stock have the right to elect one director of the Company so long as at least 35% of the Series D Preferred Stock are issued and outstanding.

Upon shareholder approval, the Company plans to issue Series D Preferred Stock to certain investors for $1,000 per share for an aggregate purchase price of up to $3,000,000. For each share of Series D Preferred Stock purchased, two five-year warrants will be issued as follows: (i) a Series A Warrant to purchase 2,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) and (ii) a Series B Warrant to purchase 2,000 shares of Common Stock.

The Company is in negotiations with Pinewood Trading Fund, L.P. (the “Pinewood”) for the purchase of Series D Preferred Stock through a Securities Purchase Agreement (the “Transaction”). As part of the terms of the Transaction, Pinewood shall provide, at its discretion, $200,000 per month for five months beginning in August to the Company to purchase shares of Series D Preferred Stock, and has already provided $800,000 to the Company in exchange for promissory notes. Other investors shall have until November 30, 2013 to provide funding to the Company pursuant to the same Transaction terms. The Transaction is condition on the Company soliciting the holders of the unsecured debentures to tender their 16% Senior Convertible Debentures in an issuer tender offer to exchange them for one of two options which are:

Option #1: The issuance of restricted shares of common stock for the settlement of the balance of the Eligible Debenture, which shall consist of principle plus the currently outstanding unpaid interest as of September 30, 2013, at $0.60 per share with the issuance of new warrants to purchase common stock (the “New Warrants”) at an exercise price of $0.60 per share for the first twelve (12) months following the closing date of the issuer tender offer (the “Tender Offer”) and $0.75 thereafter for the remainder of the New Warrant’s term, with such term to be an extension of the term of the Eligible  Warrant by an additional three (3) years; or

Option #2: The issuance of amended and restated debentures (the “New Debentures”) which include the principal balance plus all accrued and unpaid interest as of September 30, 2013 of the Eligible Debentures with a reduction of the interest rate from sixteen percent (16%) to ten percent (10%), the extension of the maturity date for an additional three (3) years past the Eligible Debenture’s maturity date, reduction of the conversion price to $0.75 per share, and execution of a subordination agreement pursuant to which the Company will make no further payments to the debt holders until such time as the redemption of certain Series D Preferred Stock (to be designated) has been made in full (“Subordination Agreement”) and the issuance of New Warrants, the expiration date of which shall be 3 years past the expiration date set forth in the Eligible Warrants and a reduction of the conversion price to $0.75 per share.

In addition, Pinewood may, but is not obligated to, nominate one (1) Director to add to the Company’s existing Board currently comprised of four (4) people (for a total of five (5) directors).  The Company is further restricted, precluded, and prohibited from increasing the number of directors beyond 4 (or 5 should Pinewood elect to nominate a director) without the consent of Pinewood.  This gives Pinewood the ability without restriction or notice to install a board member at any time, subject to applicable law, at the Pinewoods’ sole discretion.

The Tender Offer will expire at 11:59 p.m. (Eastern Time) on November 19, 2013 unless extended by the Company.

We are also attempting to extend the maturity date of all outstanding debt securities due in the years 2012 and 2013, but can provide no assurance that the holders of such securities will agree to extend the maturity date on these securities on acceptable terms.  We are also discussing the possibility of these debt holders converting the securities into equity.  If our debt holders choose not to convert certain of these securities into equity, we will need to repay such debt, or reach an agreement with the debt holders to extend the terms thereof.  If we are forced to repay the debt, this need for funds would have a material adverse impact on our business operations, financial condition and prospects, would threaten our ability to operate as a going concern and may force us to seek bankruptcy protection.

Strategic Plan

Our plan is to develop a national footprint as a premier provider of pharmacy services to physicians and patients primarily in the treatment of chronic pain.  Our business model provides pharmacy services which are typically utilized by physicians for the risk management benefits of our model in this increasingly regulated industry due to prescription drug abuse and diversion.  Chronic pain patients typically utilize our services for the convenience, safety and specialization benefits.

We have developed and refined what we believe is a unique pharmacy service model for chronic pain patients that is capable of being scaled into a national chain.  We currently have two operating pharmacies, each of which is wholly owned through a subsidiary, and our plan, to the extent we are able to secure additional financing, is to develop three (3) additional pharmacies per year up to a total of twelve operating pharmacies.  The implementation of this plan is dependent on us being able to secure additional financing through equity and debt financing arrangements, increasing sales and lowering operating expenses, but there can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Management believes that our current corporate infrastructure can efficiently support our existing pharmacies and develop three additional new pharmacies per year up to total of twelve operating pharmacies.  As a result, we believe that the implementation of our plan to open up to ten additional pharmacies will not require material additional corporate infrastructure.  Further, we expect that the opening of each new pharmacy will have a positive impact on our consolidated operating results within six months from opening of the new pharmacy, but there can be no assurance that such positive results will occur.

The success of future pharmacy locations is highly dependent on the location of that particular pharmacy.  Future pharmacy locations, when established, will be selected based on criteria which include: i) the proximity to physician and medical facilities; ii) convenience of the particular location; iii) size and growth rate of the surrounding metropolitan area; iv) state and local tax rates; v) competitive business environment and vi) access to qualified personnel and the associated cost.  Management believes that the success of new pharmacies will be positively impacted by its research process and diligence in selecting new locations.

The foundation for our plan to increase sales at our existing two pharmacies is based on increasing our outreach program to physicians, more effectively communicating to them the risk management and service benefits that our business model provides and increasing our customer retention rate.  Presently, our customer retention rates are adversely impacted by our inability to purchase inventory necessary to fill every prescription we receive.  We believe that our customer retention rates can be strengthened by increasing our inventory levels and expanding our purchasing capacity with existing and new drug suppliers. Since the majority of our pharmacies’ operating expenses are fixed expenses, we expect any increase in revenue to have a positive impact on our consolidated operating results.  Management believes that the infrastructure of our existing pharmacies can support increase prescription production volume by as much as an additional 75% - 100% without incurring any significant additional operating expenses, but there can be no assurances in this regard.

The implementation of the foregoing plan to increase sales at our existing pharmacies and open additional pharmacies is entirely dependent on our ability to obtain additional financing and improve our liquidity position.  If we are not able to secure additional financing, the implementation of our business plan will be further delayed and our ability to expand and develop additional pharmacies will be impaired.  We are currently seeking a minimum of $1.7 million in additional funding through equity financing arrangements in addition to the debt restructuring described below, but there can be no assurance that such additional financing will be available to us on acceptable terms, or at all.  Management has registered a class of our common stock under the Securities Exchange Act of 1934, as amended, and believes that filing periodic public reports with the SEC will enhance our ability to secure financing under acceptable terms.

Our business is highly leveraged and the successful implementation of the foregoing plan necessitates that we reach an agreement with our existing debt holders to extend the maturity date of debt securities which came due in 2012 and 2013.  As of September 30, 2013, we had $548,580 in debt securities which were due in the year 2012, which included $500,000 in principal amount of unsecured convertible debentures.    We are attempting to extend the maturity date of all outstanding debt securities due in the years 2012 and 2013, but can provide no assurance that the holders of such securities will agree to extend the maturity date on these securities on acceptable terms.  We are also discussing the possibility of these debt holders converting the securities into equity.  If our debt holders choose not to convert certain of these securities into equity, we will need to repay such debt, or reach an agreement with the debt holders to extend the terms thereof.  If we are forced to repay the debt, this need for funds would have a material adverse impact on our business operations, financial condition and prospects, would threaten our ability to operate as a going concern and may force us to seek bankruptcy protection.

We currently have approximately $838,271 in gross receivables due from various workers’ compensation carriers in the State of California. These receivables are primarily related to worker’s compensation claims from insurance carriers for prescription medications dispensed to injured workers in the State of California by our discontinued pharmacies in Santa Ana and Riverside, California.  The delay in payment typically arises due to monetary disputes between the claimant and the employer and/or the employer’s insurance carrier. The settlement period for such dispute cases can range from one year to ten years.  Management estimates the net realizable value of the other receivables to be approximately $154,000.  On April 1, 2010, we discontinued dispensing medication to California worker’s compensation customers whose claims could not be authorized and billed electronically.  This change was due to lower profit margins and cash flow constraints that are associated with the manual authorization and billing process.  We have engaged a collection firm that specializes in the collection of these type of receivables to aggressively collect these past due receivables.   We expect that any recovery of these outstanding receivables will improve our overall operating cash flow, but we can make no assurances in this regard.

Company Information

Our principal office is located at 5600 Tennyson Parkway, Suite 390, Plano, Texas 75024 and our phone number is 972-473-4033.  We maintain a website at www.assuredrxservices.com. Information contained on our website is not a part of, and is not incorporated by reference into, this report.

Results of Operations

Three Months Ended September 30, 2013 Compared to Three Months Ended September 30, 2012

The following table sets forth for the periods indicated certain items from our Consolidated Statement of Operations as a percentage of current sales:

	Three Months Ended September 30,
	2013	2012

Sales	100.0%	100.0%
Cost of sales	76.5	73.7
Gross profit	23.5	26.3
Operating expenses
Salaries and related expenses	48.1	31.4
Selling, general and administrative	32.8	38.4
Total operating expenses	80.9	69.8
Loss from operations	-57.4	-43.5
Other expenses
Interest expense, net	33.7	22.1
Gain or (loss) on change in fair value of warrant liability	-13.3	25.3
Loss on extinguishment of debt	-	6.0
Loss on change in fair value of forward contract liability	-	-
Total other expenses and income	20.4	53.4
Net loss from continuing operations before income tax	-77.8	-96.9
Income taxes	4.4	-1.2
Net loss from continued operations, net of tax	-82.2	-95.7
Net loss from discontinued operations, net of tax	-8.2	2.2
Net loss	-90.4	-93.5

Sales

Our total sales reported for the three months ended September 30, 2013 was $926,551, a 38.0% decrease from $1,494,718 for the three months ended September 30, 2012. Our sales for the three months ended September 30, 2013 and 2012 was generated primarily from the sale of prescription drugs through our pharmacy operations and to a much lesser extent fees from management services provided.

Our total sales from pharmacy operations for the three months ended September 30, 2013 was $926,551, a 36.5 % decrease from $1,458,594 for the three months ended September 30, 2012. Sales per prescription dispensed was approximately $94 per prescription for the three months ended September 30, 2013, a 13.3% decrease from approximately $108 per prescription for the three months ended September 30, 2012.  The decrease in sales per prescription dispensed is primarily attributable to a shift in prescription mix from higher priced brand medications to lower priced generic medications.  Sales from pharmacy operations were also unfavorably impacted by our inability to acquire inventory to adequately meet our customer demands.

The number of prescriptions dispensed by our pharmacies was 9,898 for the three months ended September 30, 2013 compared to 13,512 for the three months ended September 30, 2012.  Management attributes the decrease in prescription volumes to a decrease in the number of patients serviced primarily due to lost sales opportunities primarily due to our inability to acquire inventory to adequately meet customer demand.

Our total sales from management services for the three months ended September 30, 2013 was $0, a decrease from $36,124 in sales for the three months ended September 30, 2012.

Cost of Sales

The total cost of sales for the three months ended September 30, 2013 was $708,885, a 35.7% decrease from $1,102,027 for the three months ended September 30, 2012. The cost of sales consists primarily of the direct cost of prescription drugs. The decrease in cost of sales is primarily attributable to decreased sales in the reporting period.

Gross Profit

Our total gross profit decreased to $217,667 or approximately 23.5% of sales, for the three months ended September 30, 2013. This is a decrease from a gross profit of $392,691, or approximately 26.3% of sales for the three months ended September 30, 2012.    The decrease in gross profit is primarily attributable to a decrease in sales primarily due to our inability to acquire inventory to adequately meet our customer demand.

The decrease in the gross profit percentage for the three months ended September 30, 2013 when compared to the prior fiscal three months is attributable to a change in the prescription mix which was partially offset by improved drug pricing as a result of our restructuring our purchasing account with our primary wholesaler in February 2013. The restructuring allows us to take advantage of additional discounts available.

Operating Expenses

Operating expenses for the three months ended September 30, 2013 was $749,364, a 28.1% decrease from $1,042,930 for the three months ended September 30, 2012. Our operating expenses for the three months ended September 30, 2013 consisted of salaries and related expenses of $445,426, selling, general and administrative expenses of $303,938.  Our operating expenses for the three months ended September 30, 2012 consisted of salaries and related expenses of $469,328 and selling, general and administrative expenses of $573,602.

Selling, general and administrative expenses decreased $269,664 in the three months ended September 30, 2013 when compared to the previous fiscal three months.  The significant components of selling, general and administrative expenses are as follows:

	Three months ended September 30,
	2013	2012

Stock-based compensation expenses	114,095	261,731
Provision (recoveries) of accounts receivable doubtful accounts	(1,572)	12,584
Selling expenses	4,586	14,806
Professional fees	(27,428)	68,063
Delivery expenses	44,093	43,613
Facility related expenses	61,904	44,560
Travel and related expenses	19,563	34,085
Vendor late fee expenses	3,167	14,450
Investor relations expense	9,000	-
Other general and administrative expenses	76,530	79,710
Total	$303,938	$573,602

The decrease in selling, general and administrative expenses is primarily due to a decrease in stock based compensation and professional fees and to a lesser extent, vendor late fees, bad debt expense, travel, and other general and administrative expenses which were partially offset by an increase in delivery expenses, investor relations expenses and facility related expenses.

Other Income and Expense

Total other expenses and income for the three months ended September 30, 2013 was $188,806, a $609,103 decrease from $797,909 for the three months ended September 30, 2012.  The significant components of other income and expenses are as follows:

	Three months ended September 30,
	2013	2012

Interest expense, net	311,855	330,274
Loss on extinguishment of debt	-	90,205
(Gain) or loss on change in fair value of warrants	(123,049)	377,430
Total	$188,806	$797,909

The decrease in other expenses was primarily attributable to a decrease of $500,479 in the change in fair value of warrant liability and to a lesser extent a decrease of $18,419 in interest expense and a decrease of $90,205 in loss of extinguishment of debt in the three months ended September 30, 2013 when compared to the previous fiscal three months ended.

The decrease in interest expense is primarily due to a decrease in amortization of debt discount which was partially offset by an increase in interest expense at the stated rate due to an increase in the average debt outstanding for the three months ended September 30, 2013 as compared to the three months ended September 30, 2012.   The table below summarizes the components of interest expense for the three months ended September 30, 2013 and 2012:

	Three months ended September 30,
	2013	2012

Interest expense at stated rates (6.25% - 20.00%)	$212,970	$139,667
Amortization of deferred financing costs	9,982	23,393
Amortization of debt discount	88,903	167,214
Interest expense, net	$311,855	$330,274

The gain or loss on change in fair value of warrant liability represents the change in fair value calculated on warrants issued in connection with private placements from May 2011 through May 30, 2013 which grant the warrant holder certain anti-dilution protection which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.

Loss from Discontinued Operations

Discontinued operations include the operations of our Riverside, California and Gresham, Oregon pharmacies that were closed in August 2013.  Our net loss from discontinued operations for the three months ended September 30, 2013 was $75,921, compared to a net gain of $32,590 for the nine months ended September 30, 2012. The increase in our net loss was primarily attributable to decreasing sales, and a decrease in gross profits which were partially offset by a decrease in operating expenses and other expenses and income.

Net Loss

Our net loss for the three months ended September 30, 2013 was $837,305, compared to a net loss of $1,398,009 for the three months ended September 30, 2012. The decrease in our net loss was primarily attributable to a decrease in operating expenses and other expenses and income which were partially offset by a decrease in sales, a decrease in gross profits and an increase in the loss from operations of discontinued pharmacies.

Basic and Diluted Income (Loss) per Share

Our net loss per common share for the three months ended September 30, 2013 was $0.13, compared to a net loss per common share of $0.33 the three months ended September 30, 2012.  The decrease to our net loss per common share was primarily attributable to a $560,704 decrease in our net loss for the three months ended September 30, 2013 when compared to the three months ended September 30, 2012 and an increase in the weighted average number of common shares outstanding to 6,339,259 for the three months ended September 30, 2013, from 4,298,150 for the three months ended September 30, 2012.

Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012

The following table sets forth for the periods indicated certain items from our Consolidated Statement of Operations as a percentage of current sales:

	Nine Months Ended September 30,
	2013	2012

Sales	100.0%	100.0%
Cost of sales	77.2	75.9
Gross profit	22.8	24.1
Operating expenses
Salaries and related expenses	37.0	32.8
Selling, general and administrative	40.6	43.2
Total operating expenses	77.6	76.0
Loss from operations	-54.8	-52.0
Other expenses
Interest expense, net	22.3	25.3
Gain on change in fair value of warrant liability	-6.5	6.7
Loss on extinguishment of debt	-	2.2
Loss on change in fair value of forward contract	2.4	-
Total other expenses and income	18.3	34.2
Net loss from continuing operations before income tax	-73.0	-86.2
Income tax	7.8	-
Net loss from continued operations, net of tax	-80.9	-86.2
Net loss from discontinued operations, net of tax	-14.6	-
Net loss	-95.4	-86.2

Sales

Our total sales reported for the nine months ended September 30, 2013 was $4,000,052, a 2.2% decrease from $4,091,006 for the nine months ended September 30, 2012. Our sales for the nine months ended September 30, 2013 and 2012 was generated primarily from the sale of prescription drugs through our pharmacy operations and to a much lesser extent fees from management services provided.

Our total sales from pharmacy operations for the nine months ended September 30, 2013 was $3,980,869, a 1.1 % decrease from $4,026,026 for the nine months ended September 30, 2012.  Sales per prescription dispensed were approximately $106 per prescription for the nine months ended September 30, 2013, a 4.6% decrease from approximately $111 per prescription for the nine months ended September 30, 2012.  The decrease in sales per prescription dispensed is primarily attributable to a shift in prescription mix from higher priced brand medications to lower priced generic medications.  Sales from pharmacy operations were also unfavorably impacted by our inability to acquire inventory to adequately meet our customer demands.

The number of prescriptions dispensed by our pharmacies was 37,480 for the nine months ended September 30, 2013 compared to 36,181 for the nine months ended September 30, 2012.  Management attributes the increase in prescription volumes to an increase in the number of patients serviced which was partially offset by a decrease in the number of prescriptions filled per patient, which was attributable to lost sales opportunities primarily due to our inability to acquire inventory to adequately meet our customer demands.

The number of patients serviced by our pharmacies was 19,788 for the nine months ended September 30, 2013 compared to 16,341 for the nine months ended September 30, 2012.

Our total sales from management services for the nine months ended September 30, 2013 was $19,183, a decrease from $64,980 in sales for the nine months ended September 30, 2012.

Cost of Sales

The total cost of sales for the nine months ended September 30, 2013 was $3,087,233, a 0.6% decrease from $3,106,716 for the nine months ended September 30, 2012. The cost of sales consists primarily of the direct cost of prescription drugs. The decrease in cost of sales is primarily attributable to increased sales in the reporting period.

Gross Profit

Our total gross profit decreased to $912,819 or approximately 22.8% of sales, for the nine months ended September 30, 2013. This is a decrease from a gross profit of $984,290, or approximately 24.1% of sales for the nine months ended September 30, 2012.

The decrease in the gross profit percentage for the nine months ended September 30, 2013 when compared to the prior fiscal nine months is attributable to a decrease in sales of generic drugs as a percentage of total prescription revenue which have lower costs and higher gross profit margins which was partially offset by improved drug pricing as a result of our restructuring our purchasing account with our primary wholesaler in February 2013. The restructuring allows us to take advantage of additional discounts available.

Operating Expenses

Operating expenses for the nine months ended September 30, 2013 was $3,103,399, a 0.2% decrease from $3,109,895 for the nine months ended September 30, 2012. Our operating expenses for the nine months ended September 30, 2013 consisted of salaries and related expenses of $1,479,757, selling, general and administrative expenses of $1,623,642.  Our operating expenses for the nine months ended September 30, 2012 consisted of salaries and related expenses of $1,340,922 and selling, general and administrative expenses of $1,768,973.

Selling, general and administrative expenses decreased $145,331 in the nine months ended September 30, 2013 when compared to the previous fiscal nine months.  The significant components of selling, general and administrative expenses are as follows:

	Nine months ended September 30,
	2013	2012

Stock-based compensation expenses	540,873	808,651
Provision (Recoveries) for accounts receivable doubtful accounts	7,992	13,278
Selling expenses	27,330	42,451
Professional fees	349,518	221,889
Delivery expenses	149,376	114,598
Facility related expenses	179,970	123,362
Travel and related expenses	91,640	132,194
Vendor late fee expenses	11,626	46,310
Investor relations expense	15,000	10,089
Other general and administrative expenses	250,317	256,151
Total	$1,623,642	$1,768,973

The decrease in selling, general and administrative expenses is primarily due to a decrease in stock based  compensation expenses and to a lesser extent vendor late fees, travel and related expenses, selling expenses and other general and administrative expenses which were partially offset by an increase in professional fees, delivery expenses, investor relations, and other facility and related expenses. The increase in professional fees is primarily related to securing additional financing and expenses associated with being a public company. The decrease in vendor late fees is primarily due to the February 2013 account restructuring with our primary wholesaler.

Other Income and Expense

Total other expenses and income for the nine months ended September 30, 2013 was $730,125, a $668,680 decrease from $1,398,805 for the nine months ended September 30, 2012.  The significant components of other income and expenses are as follows:

	Nine months ended September 30,
	2013	2012

Interest expense, net	893,873	1,033,250
Gain on change in fair value of warrant liability	(261,380)	275,350
Loss on extinguishment of debt	-	90,205
Loss on change in fair value of forward contract liability	97,632	-
Total	$730,125	$1,398,805

The decrease in other expenses was primarily attributable to a decrease of $536,730 in the change in fair value of warrant liability and to a lesser extent a decrease of $139,377 in interest expense and a decrease of $90,205 in loss on extinguishment of debt which was partially offset by an increase of $97,632 in change in fair value of forward contracts in the nine months ended September 30, 2013 when compared to the previous fiscal nine months.

The decrease in interest expense is primarily due to a decrease in amortization of debt discount which was partially offset by an increase in interest expense at the stated rate due to an increase in the average debt outstanding for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012.   The table below summarizes the components of interest expense for the nine months ended September 30, 2013 and 2012:

	Nine months ended September 30,
	2013	2012

Interest expense at stated rates (6.25% - 20.00%)	$599,710	$377,470
Amortization of deferred financing costs	29,515	106,953
Amortization of debt discount	264,648	548,827
Interest expense, net	$893,873	$1,033,250

The gain or loss on change in fair value of warrant liability represents the change in fair value calculated on warrants issued in connection with private placements from May 2011 through May 30, 2013 which grant the warrant holder certain anti-dilution protection which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.

The loss on change in fair value of forward contracts represents the change in fair value calculated on the Make Whole Provision issued in connection with private placements in February 2013 through May 2013 which grant the shareholder certain protection in the event that 2013 revenues do not achieve agreed upon revenue milestones.

Loss from Discontinued Operations

Discontinued operations include the operations of our Riverside, California and Gresham, Oregon pharmacies that were closed in August 2013.  Our net loss from discontinued operations for the nine months ended September 30, 2013 was $583,138, compared to a net loss of $33 for the nine months ended September 30, 2012. The increase in our net loss was primarily attributable to decreasing sales, a decrease in gross profits and an increase in operating expenses which were partially offset by a decrease in other expenses and income.

Net Loss

Our net loss for the nine months ended September 30, 2013 was $3,817,840, compared to a net loss of $3,524,461 for the nine months ended September 30, 2012. The increase in our net loss was primarily attributable to an increase in the loss from operations of discontinued pharmacies, decreasing sales and a decrease in gross profits which were partially offset by a decrease in other expenses and income and to a lesser extent a decrease in operating expenses.

Basic and Diluted Income (Loss) per Share

Our net loss per common share for the nine months ended September 30, 2013 was $0.67, compared to a net loss per common share of $0.86 for the nine months ended September 30, 2012.  The decrease to our net loss per common share was primarily attributable to an increase in the weighted average number of common shares outstanding to 5,691,052 from 4,077,600 for the nine months ended September 30, 2012, which was partially offset by $293,379 increase in our net loss for the nine months ended September 30, 2013 when compared to the nine months ended September 30, 2012.

Financial Condition, Liquidity and Capital Resources

Liquidity and Capital Resources

As of September 30, 2013, we had a cash balance of $6,610, a decrease from a balance of $21,298 at December 31, 2012.  At September 30, 2013, we had a working capital deficit of $9,339,134, an increase of $3,027,013 from a working capital deficit of $6,312,121 as of December 31, 2012.  The improvement in our working capital deficit was primarily due to a decrease in current liabilities primarily attributable to a decrease in liabilities of discontinued operations  which was partially offset by a decrease in current assets.  The decrease in liabilities of discontinued operations was primarily due to the restructuring of our trade account with our primary drug wholesaler.

Our operations have been historically funded primarily through the sale of both equity and debt securities and cash made available under revolving credit facilities.  In order for us to finance operations, continue our growth plan and service our existing debt, additional funding will be required from external sources.  Our plan is to attempt to fund operations through increased sales, decreased operating expenses, increased collection activity on other receivables and debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements for the next twelve months.  However, there can be no assurance that the additional financing necessary to finance our operations for the next twelve months will be available to us on acceptable terms, or at all.  In October and November 2013, we received a total of $400,000 in additional funding from short term loans from Pinewood Trading Fund, L.P., a related party.

As of September 30, 2013, $1,091,001 of our debt obligations are past due and another $5,173,917 is coming due by December 31, 2013.  If our debt holders choose not to convert certain of these securities into equity or seek to enforce these obligations against us, we will need to repay such debt, or reach an agreement with the debt holders to extend the terms thereof.  If we are forced to repay the debt, this need for funds would have a material adverse impact on our business operations, financial condition and prospects, including our ability to operate as a going concern.  If we are forced to repay the debt, our current and forecasted levels of cash flows and available cash on hand will not be sufficient to fund our operations for the remainder of 2013. Accordingly, we will be required to obtain additional financing in order to repay the debt, cover operating losses and working capital needs.  We cannot provide any assurances of the availability of future financing or the terms on which it might be available. In the absence of such financing, we may be forced to further scale back or cease operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other remedial measures

The table below lists our obligations under outstanding notes payable and unsecured convertible debentures, as of September 30, 2013:

	Related Party	Unrelated	Total

Secured Debt (1)	-	3,796,110	3,796,110
Revolving Credit facilities (2)	477,000	-	477,000
Other Notes and Debt (3)	400,000	242,872	642,872
Unsecured Convertible Debentures, net of unamortized discount (4)	546,091	2,308,333	2,854,424
	1,423,091	6,347,315	7,770,406
Less: current portion	(1,423,091)	(6,347,315)	(7,770,406)
	$-	$-	$-

1)
In February 2013, we received a one year loan of $3,828,527 with an interest rate $6.25% per annum, with interest payable monthly. Monthly payment requirements are $27,000 per month for the first four consecutive months, followed by four consecutive monthly payments of $37,000, followed by twenty-seven consecutive monthly payments of $42,000, with remaining principal and interest due February 1, 2016.

2)
As of September 30, 2013, revolving credit facilities consisted of an outstanding balance of $477,000 on a line of credit we entered into with Brockington Securities, Inc., a company under the control of our Chief Executive Officer.

3)
As of September 30, 2013, other notes and debt consisted of the outstanding principal balance of $242,872 due to TPG in connection with our acquisition of their ownership interest in API.  We did not make either the monthly installment payments of $10,000 from September 15, 2012 through September 15, 2013, which equaled an aggregate total of $100,000, or the $213,091 payment due to TPG on July 15, 2013, which includes principal and interest due under the note.  We are discussing the possibility of TPG converting the outstanding balance due under the note into equity, but can provide no assurance that TPG will choose to convert its note into equity.  In order to secure our obligations under the Purchase Agreement, TPG holds a security interest in the shares of API capital stock acquired by us under the Purchase Agreement.  As a result of this transaction, API also became our wholly owned subsidiary.  TPG could declare us in default and seek to seize the shares of API capital stock acquired by us under the Purchase Agreement, which would result in API no longer being a wholly owned subsidiary.  If we were forced to pay this debt, it would not have a material adverse effect on our business, operating results and financial condition since the operations of API have been discontinued.  TPG has not issued a notice of default relating to our failure to make payments as required under the Purchase Agreement.

(4)	Our unamortized debt discount of $111,359 at September 30, 2013.

Outstanding Trade Balance.  At September 30, 2013, our outstanding trade balance with our primary wholesaler was $30,000.

Capital Expenditures.  At September 30, 2013, we had no material commitments for capital expenditures.

Cash Flows.

The table below sets forth a summary of the significant sources and uses of cash for the nine months ended September 30:

	2013	2012

Cash used in operating activities	$(1,228,909)	$(409,071)
Cash used in investing activities	(46,649)	(21,285)
Cash provided by financing activities	1,260,870	413,205

Decrease in cash	$(14,688)	$(17,151)

Operating activities used $1,228,909 in cash for the nine months ended September 30, 2013. Our net loss of $3,817,840 less non-cash expenses of $1,357,179 was the primary reason for our negative operating cash flows.

The table below summarizes the components of our cash used in operating activities for the nine months ended September 30, 2013:

Net loss from operations	$(3,817,840)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	29,756
Amortization of debt issuance costs	29,515
Amortization of discount on debt	264,648
Stock based compensation	540,872
Issuance of common stock in lieu of debenture interest	45,467
Recoveries from accounts receivable doubtful accounts	(7,516)
Recoveries from other receivable doubtful accounts	(80,609)
Impairment of goodwill	697,766
Loss on sale of property and equipment	1,028
Loss on change in fair value of forward contract	97,632
Gain on change in fair value of warrant liability	(261,380)
1,357,179

Changes in operating assets and liabilities:	1,231,752

Net cash used in operating activities	$(1,228,909)

Cash used in investing activities was $46,649 in the nine months ended September 30, 2013, compared to $21,285 in the nine months ended September 30, 2012.  Investing activities in the nine months ended September 30, 2013 and 2012 consisted entirely of purchases and sales of property and equipment.

Cash provided by financing activities during the nine months ended September 30, 2013 was $1,260,870. Over the last several years, our operations have been funded primarily through the sale of debt and equity securities and advances from revolving credit facilities made available to us.  During the nine months ended September 30, 2013 we received net proceeds from the issuances of common stock of $814,190, net proceeds of $60,000 from the issuance of Series A preferred stock, net proceeds of $400,000 from short term notes to related party and net proceeds of $30,000 from shareholder revolving note, which was partially offset by principal repayments of $43,320 on notes payable.

Off-Balance Sheet Arrangements

As of September 30, 2013, we do not have any off-balance sheet debt nor did we have any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that may have material current or future effect on financial conditions, changes in the financial conditions, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses.

Going Concern

The consolidated financial statements have been prepared assuming we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. As of September 30, 2013, we had an accumulated deficit of approximately $46.9 million, recurring losses from operations and negative cash flow from operating activities for the nine months ended September 30, 2013 of approximately $1.2 million. We also had negative working capital of approximately $9.3 million and debt with maturities within the year 2013 in the amount of approximately $6.7 million as of September 30, 2013.

We intend to fund operations through raising additional capital through debt financing and equity issuances, increased sales on our remaining pharmacies, improved collection of past due other receivables accounts which may be insufficient to fund our capital expenditures, working capital or other cash requirements for the year ending December 31, 2013.  In August 2013, management decided to close two pharmacies in order to reduce overall fixed pharmacy costs by 50% and concentrate our limited working capital to support the operations of the two remaining pharmacies we believe have the best prospects.   Management considered several factors in determining which two pharmacies to close, including historical financial performance, regulatory costs, current sales prospects, geographic and physical location and strength of existing physician relationships.  After consideration of these factors, management closed our Gresham and Riverside pharmacies on August 5, 2013 and August 8, 2013, respectively. We are also in negotiations with current debt holders to restructure and extend payment terms of the existing debt or to convert outstanding debt into equity securities.  We are actively seeking additional funds to finance its immediate and long-term operations. The successful outcome of future financing activities cannot be determined at this time and there is no assurance that if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.  These factors, among others, raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

In response to these financial issues, management has taken the following actions:

•	We are seeking to renegotiate existing debt.
•	We are seeking investment capital.
•	We are aggressively increasing collection activity on past due other receivable balances.

Supply and distribution agreement

We do not have any written supply agreements with any of our drug suppliers and all transactions are handled on a purchase order basis. We purchased approximately 88% of our inventory of prescription drugs from one wholesale drug supplier (H.D. Smith Wholesale Drug Co.) during the nine months ended September 30, 2013. Management believes that the wholesale pharmaceutical and non-pharmaceutical distribution industry is highly competitive because of the consolidation of the pharmacy industry and the practice of certain large pharmacy chains to purchase directly from product manufacturers. Although management believes we could obtain the majority of our inventory through other distributors at competitive prices and upon competitive payment terms if our relationship with our primary wholesale drug supplier was terminated, the termination of our relationship would be likely to adversely affect our business, prospects, financial condition and results of operation.

Litigation

From time to time, the Company may be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination or breach of contract actions incidental to the normal operations of the business. In the opinion of management, the Company is not currently involved in any litigation which it believes could have a material adverse effect on the Company's financial position or results of operations.

On March 18, 2011, a lawsuit was filed by Tim Chandler, Jodi Marshall, Christie Garner, the Estate of Thomas Pike, Jr., and Angie Hernandez in the Circuit Court of the State of Oregon for Multnomah County against Payette Clinics, P.C., Scott Pecora, Kelly Bell, Penny Steers and our wholly-owned subsidiaries, Assured Pharmacies Northwest, Inc. and Assured Pharmacy Gresham, Inc. The lawsuit arises from allegations that nurse practitioners at Payette Clinics, P.C. prescribed the five plaintiffs controlled substances in amounts that were excessive under the appropriate medical standard of care.  Only one of the plaintiffs, Tim Chandler, brought claims against our subsidiaries.  Mr. Chandler’s claims against our subsidiaries were for negligence on the basis of allegations that our subsidiaries knew or had reason to know that the prescriptions fell below the standard of care applicable to the prescription of such controlled substances but nonetheless filled the prescriptions.  The plaintiffs, as a whole, submitted a prayer for $7,500,000 in damages.  Mr. Chandler only seeks “an amount to be proven at trial” for noneconomic damages and unnecessary expenses.  Management believes that the allegations against our subsidiaries are without merit and plans to defend this claim.  We have $2,000,000 in insurance coverage for claims relating to pharmacy negligence.  This lawsuit has been stayed as a  result of a co-defendant in this lawsuit (Payette Clinics, P.C.) having filed for bankruptcy.  The bankruptcy has since been discharged and the automatic stay lifted.  The state court stay has also been lifted and the case is now proceeding.  The Company has denied any liability and is vigorously defending this action.

On May 9, 2013, a lawsuit was filed by Coventry Enterprises, LLC in the United States District Court Southern District of New York.  The lawsuit arises from allegations that Assured Pharmacy breached its obligations under the $200,000 16% Senior Convertible Debenture due December 1, 2013 with Coventry Enterprises, LLC.  Due to the Company’s financial condition, we have been unable to repay the $200,000 in principal and accrued interest due under the agreement.  Management is attempting to renegotiate the terms of the agreement.

On October 25, 2013, a lawsuit was filed by Westlake Gresham North, LLC in the Circuit Court of the State of Oregon.  The lawsuit arises from allegations that Assured Pharmacy Gresham, Inc. and Assured Pharmacy, Inc. are in breach of contract of a lease agreement and is claiming $123,234 in damages.  Management is attempting to renegotiate the terms of the agreement.

On August 21, 2013, AQR Opportunistic Premium Offshore Fund, L.P., and CNH Diversified Opportunities Master Account, L.P. commenced an action New York Supreme Court, County of New York, by filing a Motion for Summary Judgment in Lieu of Complaint to recover money allegedly owed by Assured Pharmacy, Inc. under tow 16% Convertible Debentures issued in and around 2011 in a private placement.  Assured filed a Notice of Removal on September 19, 2013, to have the action removed to the United States District Court for the Southern District of New York which has been approved.  The lawsuit is currently pending an Order on the Plaintiff’s Motion for Summary Judgment in Lieu of Complaint.

Inflation and Seasonality

Inflation has not materially affected us during the past fiscal year.  We do not believe that our business is seasonal in nature, but historically we have seen increased sales in the fourth quarter which management attributes to patient insurance deductibles that expire on December 31st of each year.

Item 3.    Quantitative and Qualitative Disclosures about Market Risk.

As of September 30, 2013, the Company’s debt obligations have fixed interest rates.

Item 4.    Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

An evaluation was performed under the supervision and with the participation of the company’s management, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO), of the effectiveness of the design and operation of the company’s disclosure controls and procedures, as that term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended, as of the end of the period covered by this quarterly report.  Based on that evaluation, the company’s management, including the CEO and CFO, concluded that the company’s disclosure controls and procedures are effective as of the end of the period covered by this quarterly report.

Changes in Internal Control over Financial Reporting

There have not been any changes in the Company’s internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, during its last fiscal quarter that have materially affected, or are reasonably likely to materially affect its internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1.       Legal Proceedings.

From time to time, the Company may be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination or breach of contract actions incidental to the normal operations of the business. In the opinion of management, the Company is not currently involved in any litigation which it believes could have a material adverse effect on the Company's financial position or results of operations.

We have disclosed under the heading “Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 certain proceedings which may materially affect our business, financial condition or results of operations. You should carefully consider the disclosures set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the other information set forth elsewhere in this Quarterly Report on Form 10-Q. Other than as updated below, there are no material changes to the legal proceedings as described in our Annual Report.

On May 9, 2013, a lawsuit was filed against us by Coventry Enterprises, LLC in the United States District Court Southern District of New York.  This lawsuit arises from allegations that we breached our obligations to Coventry Enterprises, LLC under that certain $200,000 16% Senior Convertible Debenture due December 1, 2013 ("Coventry Note").  Due to our financial condition, we have been unable to repay the $200,000 in principal and accrued interest due under the Coventry Note.  Management is attempting to renegotiate the terms of the Coventry Note.

On October 25, 2013, a lawsuit was filed by Westlake Gresham North, LLC in the Circuit Court of the State of Oregon.  The lawsuit arises from allegations that Assured Pharmacy Gresham, Inc. and Assured Pharmacy, Inc. are in breach of contract of a lease agreement and is claiming $123,234 in damages.  Management is attempting to renegotiate the terms of the agreement.

On August 21, 2013, AQR Opportunistic Premium Offshore Fund, L.P., and CNH Diversified Opportunities Master Account, L.P. commenced an action New York Supreme Court, County of New York, by filing a Motion for Summary Judgment in Lieu of Complaint to recover money allegedly owed by Assured Pharmacy, Inc. under tow 16% Convertible Debentures issued in and around 2011 in a private placement.  Assured filed a Notice of Removal on September 19, 2013, to have the action removed to the United States District Court for the Southern District of New York which has been approved.  The lawsuit is currently pending an Order on the Plaintiff’s Motion for Summary Judgment in Lieu of Complaint.

Item 2.        Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3.       Defaults upon Senior Securities.

Due to our current financial condition, we did not make interest and principal payments due under various notes and debentures.

We previously entered into a Purchase Agreement with TPG, L.L.C. ("TPG") and acquired all of TPG's interest in the outstanding capital stock of API in exchange for a promissory note.  We did not make either the monthly installment payments of $10,000 from September 15, 2012 through June 15, 2013, which equaled an aggregate total of $100,000, or the $213,091 payment due to TPG on July 15, 2013, which includes principal and interest due under the note. We are discussing the possibility of TPG converting the outstanding balance due under the note into equity, but can provide no assurance that TPG will choose to convert its note into equity.  In order to secure our obligations under the Purchase Agreement, TPG holds a security interest in the shares of API capital stock acquired by us under the Purchase Agreement. As a result of this transaction, API also became our wholly owned subsidiary. TPG could declare us in default and seek to seize the shares of API capital stock acquired by us under the Purchase Agreement, which would result in API no longer being a wholly owned subsidiary.  If we were forced to pay this debt, it would have a material adverse effect on our business, operating results and financial condition.  TPG has not issued a notice of default relating to our failure to make payments as required under the Purchase Agreement.

We did not make principal payments of $125,000 due on June 1, 2012 and September 1, 2012 and the remaining principal balance of $250,000 due on December 1, 2012 on an aggregate of $500,000 convertible debentures to three holders.  In addition, an aggregate of $84,934 in interest due on the debentures is past due as of September 30, 2013. We will attempt to restructure and extend the terms of payments due on the debenture, but can provide no assurance we will be able to do so on acceptable terms or even at all. All of these convertible debenture holders have issued a notice of default relating to our failure to pay the principal or interest due per the debenture agreement.

We did not make payments of $37,000 due on July 1, 2013, August 1, 2013, September 1, 2013 and October 1, 2013 or payment of $42,000 due on November 1, 2013 on our secured note.. We are attempting to restructure and extend the terms of payments due on the secured note, but can provide no assurance we will be able to do so on acceptable terms or even at all. The holder has not issued a notice of default relating to our failure to pay the principal or interest due per the secured note agreement.

As of September 30, 2013, an aggregate total of $1,256,250 in principal and $388,085 in interest due on an aggregate of $2,465,784 in convertible debentures held by ten holders is past due.  We are attempting to restructure and either extend the terms of payments due on the debentures or exchange the debentures into equity securities, but can provide no assurance we will be able to do so on acceptable terms or even at all. One of the nine convertible debenture holders of an aggregate of $1,000,000 in convertible debentures has issued a notice of default relating to our failure to pay interest due per the debenture agreement.

Item 5.     Other Information

On August 28, 2013, we issued 25,000 shares of restricted common stock to a consultant for financial consulting services provided.   We determined that the aggregate amount of consideration we received in exchange for these services to be $7,750 or $0.31 per share.

On September 10, 2013, we issued 40,000 shares of restricted common stock to a consultant for financial consulting services provided.   We determined that the aggregate amount of consideration we received in exchange for these services to be $36,000 or $0.90 per share.

On September 26, 2013, we issued to 83,334 shares of common stock upon conversion 75 shares of Series B Convertible Preferred Stock to one holder. The shares of common stock were issued pursuant to the provisions of Section 3(a)(9) of the Securities Act of 1933. We did not receive any proceeds upon conversion of such preferred shares and such issuances involved the issuance of shares to existing security holders in exchange for other securities

On September 30, 2013, we issued 325,000 shares of restricted common stock to a consultant for financial consulting services provided.   We determined that the aggregate amount of consideration we received in exchange for these services to be $266,500 or $0.82 per share.

Item 6.      Exhibits.

(a)         Exhibits.

Exhibit No.	Description

4.1	Promissory Note with Pinewood Trading Fund, L.P., dated August 27, 2013

31.1	Certificate of Robert DelVecchio, Chief Executive Officer of Assured Pharmacy, Inc., as required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certificate of Brett Cormier, Chief Financial Officer of Assured Pharmacy, Inc., as required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certificate of Robert DelVecchio, Chief Executive Officer of Assured Pharmacy, Inc., as required pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certificate of Brett Cormier, Chief Financial Officer of Assured Pharmacy, Inc., as required pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 14, 2013

Assured Pharmacy, Inc., a Nevada corporation

/s/ Robert DelVecchio
Name:	Robert DelVecchio
Title:	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Brett Cormier
Name:	Brett Cormier
Title:	Chief Financial Officer (Principal Financial Officer) and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Promissory Note with Pinewood Trading Fund, L.P., dated August 27, 2013

31.1	Certificate of Robert DelVecchio, Chief Executive Officer of Assured Pharmacy, Inc., as required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certificate of Brett Cormier, Chief Financial Officer of Assured Pharmacy, Inc., as required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certificate of Robert DelVecchio, Chief Executive Officer of Assured Pharmacy, Inc., as required pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certificate of Brett Cormier, Chief Financial Officer of Assured Pharmacy, Inc., as required pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

EXHIBIT 4.1

PROMISSORY NOTE

$200,000	August 27, 2013

FOR VALUE RECEIVED, Assured Pharmacy, Inc., a Nevada corporation (the “Corporation”), promises to pay to the order of Pinewood Trading Fund, L.P., or its assigns (the “Shareholder”), the principal sum of Two Hundred Thousand Dollars ($200,000), at 1029 East Drive, Beaumont, Texas 77706 or such place as the Shareholder may from time to time designate in writing, payable as hereinafter provided.

The unpaid principal balance hereof shall be payable September 30, 2013, subject to early payment as provided herein, by delivery to the Shareholder of a certified or bank cashier’s check for the appropriate amount.  As long as any principal balance remains outstanding, the Corporation shall not borrow additional money from or incur other additional indebtedness owed to any person (other than the Shareholder), nor shall the Corporation issue any securities, except as may be agreed to by the Shareholder.

The Corporation shall use the proceeds of this note solely to: (1) fund and open a store in Denver, Colorado; and (2) provide funding for stores in Kansas City, Kansas and Kirkland, Washington, to maximize profitability.

If payment is not made when due, the outstanding principal and accrued interest of this note shall, at the option of the holder and without notice or demand, mature and become immediately due and payable.  The outstanding principal and accrued interest of this note shall automatically mature and become immediately payable in the event the Corporation violates the use of proceeds provided for in this note or becomes the subject of bankruptcy or other insolvency proceedings.  The Corporation hereby waives presentment, demand and notice.

The unpaid principal balance hereof shall bear interest from the date hereof at a rate equal to 12% per annum.  Interest shall be calculated for the actual number of days elapsed, using a daily rate determined by dividing the annual rate by 360, and shall be payable on demand of the Shareholder, subject to early payment as provided herein.  All principal, interest and other amounts unpaid after maturity hereof has been accelerated shall bear interest, payable on demand, computed at a rate equal to 6% per annum plus the rate otherwise payable hereunder.  Nothing in this note shall require the Corporation to pay interest at a rate in excess of the maximum rate permitted by applicable law.  All amounts payable on this note shall be payable in lawful money of the United States of America.  This note may be prepaid in full or in part at any time without premium or penalty.

This note is not secured by any existing or future mortgages or security agreements between the Shareholder and the Corporation.

In case any payment herein provided for shall not be paid when due, the Corporation promises to pay all reasonable costs of collection, including all reasonable attorney’s fees.

This note is governed by the internal laws of the State of New York, except to the extent superseded by United States federal law.

The Corporation hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this note.

The Corporation hereby consents to the exclusive jurisdiction of any state or federal court situated in New York, New York, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this note, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.  The Corporation waives personal service of any and all process, and consents to all such service of process made by mail or by messenger directed to the address specified below.  Nothing herein shall affect the Shareholder’s right to serve process in any manner permitted by law, or limit the Shareholder’s right to bring proceedings against the Corporation or its property or assets in the competent courts of any other jurisdiction or jurisdictions.

The Corporation hereby waives any and all right to trial by jury in any action or proceeding relating to this note, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.  The Corporation represents that this waiver is knowingly, willingly and voluntarily given.

If any provision or any portion of any provision contained in this note is held by a court of law to be invalid, illegal, unlawful, void or unenforceable as written in any respect, then it is the intent of all parties hereto that such portion or provision shall be given force to the fullest possible extent that it is legal, valid and enforceable, that the remainder of the note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion or provision was not contained therein, and the rights, obligations and interests of the Corporation and the Shareholder under the remainder of this note shall continue in full force and effect.

Time is of the essence with regard to the performance of the obligations of the Corporation in this note and each and every term, covenant and condition herein by or applicable to the Corporation.

Executed as of the date first written above.

ASSURED PHARMACY, INC.

By:  /s/ Robert DelVecchio
Name:  Robert DelVecchio
Title:    CEO

EXHIBIT 31.1

ASSURED PHARMACY, INC.

CERTIFICATIONS

I, Robert DelVecchio, certify that:

1.	I have reviewed this Form 10-Q of Assured Pharmacy, Inc.
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and.

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date:   November 14, 2013

/s/ Robert DelVecchio
Robert DelVecchio
Chief Executive Officer

EXHIBIT 31.2

ASSURED PHARMACY, INC.

CERTIFICATIONS

I, Brett Cormier, certify that:

1.	I have reviewed this Form 10-Q of Assured Pharmacy, Inc.
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date:  November 14, 2013

/s/ Brett Cormier
Brett Cormier
Chief Financial Officer

EXHIBIT 32.1

ASSURED PHARMACY, INC.

CERTIFICATION PURSUANT TO
19 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Assured Pharmacy, Inc. (the “Company”) on Form 10-Q for the period ended September 30, 2013 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Robert DelVecchio, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Robert DelVecchio
Robert DelVecchio
Chief Executive Officer
November 14, 2013

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Assured Pharmacy, Inc. and will be retained by Assured Pharmacy, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

ASSURED PHARMACY, INC.

CERTIFICATION PURSUANT TO
19 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Assured Pharmacy, Inc. (the “Company”) on Form 10-Q for the period ended September 30, 2013 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Brett Cormier, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Brett Cormier
Brett Cormier
Chief Financial Officer
November 14, 2013

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Assured Pharmacy, Inc. and will be retained by Assured Pharmacy, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.